CERTAIN CONFIDENTIAL INFORMATION MARKED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EXHIBIT 10.28

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTELLIA THERAPEUTICS, INC.,

Rewrite Therapeutics, Inc.,

RW ACQUISITION CORP.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES, LLC,

AS SECURITYHOLDER REPRESENTATIVE

Dated as of February 2, 2022

ACTIVE/114926920.3

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		2
Article 2 THE MERGER		13
2.1	The Merger; Effect of the Merger;	13
2.2	Effective Time; Closing	13
2.3	[Reserved]	13
2.4	Certificate of Incorporation and Bylaws of the Surviving Corporation	13
2.5	Directors and Officers	14
2.6	Effect of Merger on the Securities of the Company	14
2.7	Dissenting Shares	16
2.8	Exchange Mechanics	16
2.9	Net Debt Adjustment	21
2.10	Notices	23
2.11	Withholding	23
2.12	Tax Consequences	24
2.13	Taking of Necessary Action; Further Action	24
2.14	Expense Fund	24
Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
3.1	Organization of the Company	24
3.2	Company Capital Structure	25
3.3	Subsidiaries	26
3.4	Authority; Enforceability	27
3.5	Stockholder Consent	27
3.6	No Conflict	27
3.7	Consents	28
3.8	Company Financial Statements	28
3.9	No Undisclosed Liabilities, No Company Material Adverse Effect; Ordinary Course	28
3.10	Tax Matters	28
3.11	Restrictions on Business Activities	30
3.12	Title to Properties; Status of Liens and Encumbrances	31
3.13	Intellectual Property	31
3.14	Material Contracts	35
3.15	Interested Party Transactions	36
3.16	Permits	37
3.17	Litigation	37
3.18	Minute Books	37
3.19	Environmental Matters	37
3.20	Brokers’ and Finders’ Fees	38
3.21	Employee Benefit Plans	38
3.22	Employment	39
3.23	Insurance	40
3.24	Regulatory	40
3.25	Cybersecurity; Data Protection	41
3.26	Compliance with Laws	41
3.27	Export Controls and Governmental Sanctions	41
3.28	Foreign Corrupt Practices and Anti-Bribery	42

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3.29	Bank Accounts	43
3.30	No Other Representation and Warranties; Non-Reliance; Due Diligence	43
Article 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43
4.1	Organization	43
4.2	Authority and Enforceability	44
4.3	No Conflict	44
4.4	Consents	45
4.5	Parent Capital Structure	45
4.6	Valid Issuance of Parent Common Stock	45
4.7	Parent SEC Reports	45
4.8	Securities Law Matters	46
4.9	Absence of Certain Changes or Events	46
4.10	Compliance	46
4.11	Permits	47
4.12	Litigation	47
4.13	No Prior Merger Sub Operations	47
4.14	Brokers	47
4.15	Financial Capability	47
4.16	No Other Representation and Warranties	47
Article 5 [RESERVED]		47
Article 6 ADDITIONAL AGREEMENTS		47
6.1	[Reserved].	47
6.2	Confidentiality	47
6.3	Public Disclosure	48
6.4	FIRPTA Compliance	49
6.5	[Reserved]	49
6.6	[Reserved]	49
6.7	[Reserved]	49
6.8	[Reserved]	49
6.9	Resignation of Officers and Directors	49
6.10	[Reserved]	49
6.11	Termination of Employees and Consultants	49
6.12	[Reserved]	49
6.13	Indemnification of Officers and Directors	49
6.14	[Reserved]	50
6.15	[Reserved]	50
6.16	Additional Covenants	50
Article 7 CONDITIONS TO THE MERGER		50
7.1	Conditions to Obligations of Each Party to Effect the Merger	50
7.2	Conditions to Obligations of Parent and Merger Sub	50
7.3	Conditions to Obligations of the Company	52
Article 8 TAX MATTERS		53
8.1	Tax Returns	53
8.2	Tax Contests	53
8.3	Straddle Periods	53
8.4	Tax Cooperation	54

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8.5	Transfer Taxes	54
Article 9 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW		54
9.1	Survival of Representations and Warranties	54
9.2	Indemnification	55
9.3	Maximum Payments; Remedy	56
9.4	Claims for Indemnification; Resolution of Conflicts	57
9.5	Escrow Arrangements	60
9.6	Third Party Claims	60
9.7	Securityholder Representative	61
9.8	Tax Treatment	64
9.9	Parent Indemnity	64
Article 10 TERMINATION, AMENDMENT AND WAIVER		65
10.1	[Reserved]	65
10.2	[Reserved]	65
10.3	Amendment	65
10.4	Extension; Waiver	65
Article 11 GENERAL PROVISIONS		65
11.1	Notices	65
11.2	Interpretation	66
11.3	Counterparts	67
11.4	Entire Agreement; Assignment	67
11.5	Severability	67
11.6	Specific Performance	67
11.7	Submission to Jurisdiction; Consent to Service of Process.	67
11.8	Governing Law	68
11.9	WAIVER OF JURY TRIAL	68
11.10	Rules of Construction	68
11.11	No Third Party Beneficiary	68
11.12	Costs and Expenses	68
11.13	Conflict Waiver; Attorney-Client Privilege	68

ACTIVE/114926920.3

INDEX OF EXHIBITS AND ANNEXES AND SCHEDULES

Exhibit Description

Exhibit A Joinder Agreement

Annex A-1 Company Securityholders

Annex A-2 Key Consultant

Annex A-3 Additional Consultant #1

Annex A-4 Additional Consultant #2

Annex A-5 Restrictive Covenant Agreements

Annex A-6 Persons with Completed Certification Forms

Exhibit B Stockholder Consent

Exhibit C Certificate of Merger

Exhibit D Stockholder Letter of Transmittal

Exhibit E-1 Employee Optionholders

Exhibit E-2 Executed Optionholder Letter of Transmittal

Exhibit F Director and Officer Resignation Letter

Exhibit G Escrow Agreement

Exhibit H Certification Form

Exhibit I-1 Primary TSA

Exhibit I-2 Additional TSA#1

Exhibit I-2 Additional TSA #2

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***]

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THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 2, 2022, by and among Intellia Therapeutics, Inc., a Delaware corporation (“Parent”), RW Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Rewrite Therapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Securityholders (the “Securityholder Representative”).

RECITALS

A. Parent, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

B. The board of directors of the Company has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and determined that entering into this Agreement and the Merger are advisable and in the best interest of the Company and the Company Stockholders.

C. Parent and Merger Sub have obtained all required company approvals to enter into this Agreement and consummate the Merger and the other transactions contemplated hereby.

D. Pursuant to and in connection with the Merger, among other things, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i) all of the issued and outstanding shares of Company Capital Stock: owned by any Company Stockholder shall be converted into a right to receive (a) cash as provided for in this Agreement, (b) a number of shares of Common Stock, par value $0.0001 per share, of Parent (“Parent Common Stock”), and cash, if any, for the achievement of certain milestones as provided for in this Agreement and (c) distributions, if any, of cash to be held in an escrow account from and after the Effective Time to secure indemnification obligations to the Parent Indemnified Parties; and

(ii) all of the issued and outstanding Company Options shall be cancelled and extinguished and shall be converted into a right to receive: (a) for any holder of Company Options who is an Accredited Investor (I) cash as provided for in this Agreement, (II) a number of shares of Parent Common Stock and cash, if any, for the achievement of certain milestones as provided for in this Agreement, and (III) distributions, if any, of cash to be held in an escrow account from and after the Effective Time to secure indemnification obligations to the Parent Indemnified Parties; and (b) for any holder of Company Options who is a Non-Accredited Investor (I) cash as provided for in this Agreement, (II) cash, if any, for the achievement of certain milestones as provided for in this Agreement, and (III) distributions, if any, of cash to be held in an escrow account from and after the Effective Time to secure indemnification obligations to the Parent Indemnified Parties.

E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent to enter into this Agreement: (i) each Company Securityholder listed on Annex A-1 has entered into and delivered to Parent a written consent, joinder, release and waiver in the form attached hereto as Exhibit A (each, a “Joinder Agreement”); (ii) the Person listed on Annex A-2 (the “Key Consultant”) has entered into a transition services agreement in the form attached as Exhibit I-1 (the “Primary TSA”) with Parent to be contingent on and effective immediately after the Closing; (iii) the Person listed on Annex A-3 (the “Additional Consultant #1”) has entered into a transition services agreement in the form attached as Exhibit I-2 (the “Additional TSA #1”) with Parent to be contingent on and effective immediately after the Closing; (iv) the Person listed on Annex A-4 (the “Additional Consultant #2”) has entered into a transition services agreement in the form attached as Exhibit I-3 (the “Additional TSA #2”) with Parent to be contingent on and effective immediately after the Closing; (v) the Person listed on Annex A-5 has entered into and delivered to Parent a restrictive covenants agreement in a form acceptable to Parent (each, a “Covenants Agreement”); and (vi) each of the Persons listed on Annex

ACTIVE/114926920.3

A-6 has delivered to Parent its, his or her completed and executed Certification Form evidencing the fact that such Person is an Accredited Investor in the form attached as Exhibit H (each, a “Certification Form”).

F. As an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company shall deliver to Parent the irrevocable approval of the adoption of this Agreement and the principal terms of the Merger pursuant to a written consent of stockholders in the form attached hereto as Exhibit B (the “Stockholder Consent”), executed by all Company Stockholders in respect of all of the outstanding shares of Common Stock (including as a result of the conversion of the Company SAFEs as contemplated by Section 2.6(c)) pursuant to and in accordance with the applicable provisions of the DGCL and the Charter Documents.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article 1

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2020 Financials” means the Company’s unaudited balance sheet as of December 31, 2020 (the “Balance Sheet Date”) and the related statements of income and cash flow for the twelve month period ending December 31, 2020.

“2021 Financials” means the Company’s unaudited balance sheet as of October 31, 2021 and the related unaudited statements of income and cash flow for the ten month period ending October 31, 2021.

“280G Stockholder Approval” means the requisite approval of the Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code.

“Accredited Investor” means any holder of Company Capital Stock that is an “accredited investor” within the meaning of Rule 501 of the Securities Act.

“Additional Per Share Escrow Consideration” means with respect to each share of Company Capital Stock outstanding immediately prior to the Effective Time and each share of Company Capital Stock subject to a Company Option immediately prior to the Effective Time, the amount in cash to be released from the Escrow Fund pursuant to Section 9.4(f).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing. Without limiting the foregoing, Affiliates of the Company shall include Schaked Omar Halperin and his Affiliates but not Civilization Ventures II, LP or any of its Affiliates.

“Aggregate Exercise Price” means the aggregate exercise price of all Company Options.

“[***].

ACTIVE/114926920.3

“[***].

“[***]”

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto and any similar or successor statute with respect thereto (including for the avoidance of doubt the Consolidated Appropriations Act of 2021, P.L. 116-260).

“Cash” means the sum of (a) all cash and (b) all cash equivalents (including deposits, amounts held in escrow, marketable securities and short term investments) of the Company determined in accordance with GAAP as of immediately prior to the Closing; provided that any restricted cash and cash collateralizing any letter-of-credit, bond or guarantee obligations shall be excluded from the definition of Cash hereunder. Notwithstanding the foregoing, for purposes of calculating the Net Debt Adjustment Amount and the Closing Net Debt Amount, any cash or cash equivalents excluded from the definition of Cash by reason of the proviso to the immediately preceding sentence shall be added back to, and included in, Cash (on a dollar-for-dollar basis) to the extent such restricted cash or cash equivalents relate to Indebtedness included such calculations.

“Certificates” means the certificates certifying (i) the Spreadsheet, (ii) the Closing Statement delivered pursuant to Section 2.9(a), and (iii) any other certificates delivered by or on behalf of the Company and/or an officer of the Company pursuant to Article 7.

“Closing Consideration” means (i) $45,000,000 plus (ii) the Aggregate Exercise Price minus (iii) the Net Debt Adjustment Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.0001, of the Company.

“Company Capital Stock” means collectively shares of Common Stock, including for purposes of determining outstanding shares as of immediately prior to the Effective Time, any shares of Common Stock issued upon the conversion of the Company SAFEs prior to, and contingent upon the occurrence of, the Effective Time as contemplated by Section 2.6(c).

“Company Employee Plan” means (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus or incentive award plans, equity-based plans, retention plans, profit sharing plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, offer letters, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case which the Company sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company (or their spouses, dependents, or beneficiaries), or under which the Company has or may have any Liability (contingent or otherwise, including be reason of being an ERISA Affiliate).

“Company Material Adverse Effect” means [***].

ACTIVE/114926920.3

“Company Options” means all issued and outstanding options, rights and warrants (including commitments to grant options) to purchase or otherwise acquire Company Capital Stock issued or granted by or on behalf of the Company (whether or not vested) held by any Person.

“Company Products” means all products, product candidates, technology and services currently or previously developed (including products, product candidates, technology and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries, in each of the foregoing cases that have been offered or made available to any third party prior to the date hereof, including as listed on Section 3.13(b) of the Company Disclosure Schedules.

“Company SAFE Holder” means any holder of a Company SAFE.

“Company SAFEs” means the outstanding Simple Agreements for Future Equity of the Company convertible into Company Capital Stock.

“Company Securityholder” means any holder of Company Options, any Company Stockholder and any Company SAFE Holder (as contemplated by Section 2.6(c)), as of immediately prior to the Effective Time or, with respect to any time before immediately prior to the Effective Time, any Person that would be a Company Securityholder if the Effective Time were to occur at such time.

“Company Stockholder” means any holder of Company Capital Stock (including as a result of the conversion of the Company SAFEs as contemplated by Section 2.6(c)) as of immediately prior the Effective Time or, with respect to any time before immediately prior to the Effective Time, any Person that would hold Company Capital Stock if the Effective Time were to occur at such time.

“Contract” means any legally binding mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“DGCL” means the Delaware General Corporation Law, as amended.

“Dollars” or “$” means United States Dollars.

“Effective Time” means the time of the filing of the Certificate of Merger, or, if different, the time of effectiveness of the Merger that is specified therein.

“Environment” means any soil, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supplies, land, sediments, surface or subsurface strata, flora, fauna, ambient air (including indoor air), and any other environmental medium or natural resource.

“Environmental Law” means any federal, state or local law, common law, regulation, ordinance, bylaw or other applicable and binding legal authority, relating to: (a) the manufacture, transport, use, treatment, storage, disposal, recycling, export, release or threatened release of Hazardous Materials; (b) protection of human health; or (c) pollution or protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA that includes the Company.

ACTIVE/114926920.3

“Escrow Agent” means Wilmington Trust, N.A. or another institution reasonably acceptable to Parent and the Company.

“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Parent, the Securityholder Representative and the Escrow Agent in the form attached hereto as Exhibit G.

“Escrow Amount” means an amount in cash equal to $[***].

“Escrow Fund” means the Escrow Amount, as the same may be reduced from time to time by any payments to Parent and other Parent Indemnified Parties pursuant to Sections 9.4(f). or Section 9.5(b).

“Escrow Release Time” means the first Business Day after the expiration of the Survival Date.

“Exchange Documents” means the Stockholder Letter of Transmittal and Certification Form.

“Expense Fund” means $[***].

“FDA” means United States Food and Drug Administration and any successor agency thereto.

“Financials” mean the 2020 Financials and 2021 Financials.

“Fraud” means [***].

“Fully Diluted Share Count” means the sum of the following (without double-counting): (a) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including the outstanding shares of Company Capital Stock issued upon the conversion of Company SAFEs prior to, and contingent upon the occurrence of, the Effective Time as contemplated by Section 2.6(c)); and (b) the number of shares of Company Capital Stock issuable upon exercise of all Company Options (vested and unvested) issued and outstanding as of immediately prior to the Effective Time (assuming payment in full of the exercise price of such Company Options in cash).

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Material” means: (a) any petroleum, petroleum products, petroleum by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls; (b) any waste, chemical, material or substance defined, controlled or regulated as toxic or hazardous or as a pollutant or contaminant under any Environmental Law.

“Health Care Law” means all applicable Laws relating to Company Products, including such applicable Laws pertaining to: (a) the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of drugs or biologics, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations and rules promulgated thereunder and the Public Health Service Act and the regulations and rules promulgated thereunder; (b) Permits required to be held by individuals and entities involved in the research, development, testing, production, manufacturing, marketing, transfer, distribution and sale of Company Products; (c) any federal health care program (as such term is defined in 42 U.S.C. section 1320a-7b(f)), including those pertaining to providers of goods or services that are paid for by any federal health care program, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), Medicare exclusion and civil money penalties, Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), all related rules and regulations of the foregoing and all equivalent applicable Law of other Governmental Entities (d) the privacy and security of patient-identifying health care information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d et seq.) and any

ACTIVE/114926920.3

corresponding state and local Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any Company Products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indebtedness” of any Person means, as of any specified date, the amount equal to the sum (without any double-counting) of the following obligations (whether or not then due and payable), to the extent they are either obligations of such Person or its Subsidiary or guaranteed by such Person or its Subsidiary, including through the grant of a security interest upon any assets of such Person: (a) all outstanding indebtedness for borrowed money owed to third parties or Affiliates; (b) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments but excluding any royalty payment obligations, license payment obligations or similar obligations based on future sales, revenue, profit or other performance-based or time-based metrics, including any such payments under the Exclusive License Agreement, dated May 19, 2021, by and between the Company and the Regents of the University of California) (“Deferred Purchase Price”); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures (including the amount that Company owes to Parent under the promissory note between Company and Parent, dated as of January 11, 2022); (d) all obligations under any financial hedging, swap or similar arrangements (valued at the termination value thereof); (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP (other than real property leases); (f) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (g) any unpaid wages, commissions or bonuses, unpaid severance Liabilities paid or payable under any legally binding arrangement, plan or agreement of the Company in respect of employees and service providers of the Company whose employment or service to the Company ceases on or prior to the Closing, deferred compensation Liabilities of the Companies, employee expenses and paid time off required to be accrued by GAAP or paid under applicable Law or earned prior to or at the Closing; (i) any accrued but unpaid Taxes of the Company for any Pre-Closing Tax Period; (j) any Taxes with respect to any Pre-Closing Tax Period deferred to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar state or local Law; (k) any mortgage or other obligation secured by a Lien; and (l) the aggregate amount of all accrued interest payable on such items under clauses (a) through (l) in accordance with the applicable definitive documents with respect thereto and prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise whether or not then due and payable if all such items under clauses (a) through (l) were prepaid, extinguished, unwound and settled in full in accordance with their respective terms; provided, that “Indebtedness” shall not include (1) any employment Liabilities arising in connection with any termination of any employee or other service provider by the Company immediately prior to Closing pursuant to Section 6.11 except as expressly set forth in subsection (g) above (“Excluded Employment Liabilities”) or (2) [***]. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Indemnifying Holders” means the holders of Company Capital Stock and Company Options that receive any portion of the Merger Consideration.

“Inventory” means all raw materials, works-in-progress, finished goods, supplies and other inventories of the Company, wherever situated.

“[***]”.

“[***]”.

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“[***]”.

“[***]”.

“[***]”.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, whether or not capitalized, with respect to the Company, the knowledge of [***], after a reasonable inquiry.

“Laws” means constitutions, laws (including common law), statutes, regulations, ordinances, codes, orders, decrees, judgments, rules, standards, and rulings of any Governmental Entity.

“Letter of Intent” means that certain letter, dated as of November 1, 2021 by and between Parent and the Company.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, Known or not Known, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Entity or under any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, right of first offer, notice, negotiation or refusal, last matching right, community or marital property interest, transfer restriction of any kind or other encumbrance of any sort.

“Loss” means any [***].

“made available to Parent” means contained and accessible for a continuous period of at least twenty-four (24) hours immediately prior to the date of this Agreement in the virtual data room hosted by DocSend established by the Company in connection with the Merger (the “Data Room”) to which Parent and its designated representatives had unrestricted access and notification rights during such period.

“Merger Consideration” means the aggregate consideration paid or payable to the holders of Company Capital Stock and Company Options pursuant to Section 2.6 (including any portion of the Escrow Fund).

“Milestone Consideration” means [***].

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Nasdaq” means the Nasdaq Global Market.

“Net Debt Adjustment Amount” has the meaning set forth in Section 2.9.

“Non-Accredited Investor” means any holder of Company Capital Stock and/or Company Options that is not an Accredited Investor.

“Order” means any applicable order, writ, injunction or decree of any Governmental Entity, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Parent Certificates” means the certificate of Parent delivered pursuant to Section 2.9(d)(i) and any other certificates delivered by or on behalf of Parent and Merger Sub (or any of them) and/or any officer of any such Persons pursuant to Article 7.

“Parent Common Stock” means Common Stock, par value $0.0001 per share, of Parent.

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“Parent Common Stock Price” means, with respect to a share of Parent Common Stock issuable upon payment of the [***] Milestone Consideration, an amount equal to the volume-weighted average trading price of a share of Parent Common Stock during the 10 consecutive trading day period ending on and including the trading day that is two (2) trading days immediately prior to the Parent’s issuance of the [***] Milestone Consideration.

“Parent Indemnified Parties” means the Parent, the Surviving Corporation, their respective Affiliates and the respective officers, directors, employees, agents and representatives of Parent, the Surviving Corporation and their respective Affiliates.

“Parent’s Knowledge” shall mean the knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Parent, after reasonable inquiry.

“Parent Material Adverse Effect” means [***].

“Per Company Option Closing Consideration” means, in respect of each share of Company Capital Stock subject to a Company Option, an amount in cash equal to (i) the Per Share Closing Consideration minus (ii) the exercise price per share of such Company Option.

“Per Share [***] Milestone Consideration” means an amount in cash equal to (i) the [***] Milestone Consideration divided by (ii) the Fully Diluted Share Count.

“Per Share Closing Consideration” means an amount in cash equal to the (i) Closing Consideration divided by (ii) Fully Diluted Share Count.

“Per Share Escrow Amount” means an amount in cash equal to (i) the Escrow Amount divided by (ii) the Fully Diluted Share Count.

“Per Share [***] Milestone Consideration” means a number of shares of Parent Common Stock equal to (i) (A) the [***] Milestone Consideration, divided by (B) the Parent Common Stock Price divided by (ii) Fully Diluted Share Count.

“Per Share [***] Milestone Consideration Value” means an amount in cash equal to (i) the [***] Milestone Consideration divided by (ii)the Fully Diluted Share Count.

“Per Share [***] Milestone Consideration” means an amount in cash equal to (i) the [***] Milestone Consideration divided by (ii) the Fully Diluted Share Count.

“Per Share Overpayment Amount” means an amount in cash equal to the (i) Overpayment Amount divided by (ii) Fully Diluted Share Count.

“Per Share Underpayment Amount” means an amount in cash equal to the (i) Underpayment Amount divided by (ii) Fully Diluted Share Count.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Entity to lawfully operate the business of the Company (including any pending applications for such all consents, licenses, permits, grants, agreements and authorizations).

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a cooperative, a foundation, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means any taxable period (or a portion thereof) ending on or prior to the end of the day on the Closing Date.

“Pre-Closing Taxes” means, without duplication (a) any and all Taxes of the Company attributable to any Pre-Closing Tax Period (b) all Taxes of any member of an Affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior

ACTIVE/114926920.3

to the Closing Date, including pursuant to Treasury Regulation 1.1502-6 or any analogous or similar state, local, or non-U.S. Laws, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Laws, which Taxes relates to an event or transaction occurring on or before the Closing Date, (d) the employer portion of any payroll or employment Taxes with respect to any payments contemplated by this Agreement to be paid on or before the Closing Date or to the extent accrued for U.S. federal income tax purposes on or before the Closing Date, (e) any Transfer Taxes payable by the Indemnifying Holders under Section 8.5 and (f) any Taxes with respect to any Pre-Closing Tax Period deferred to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar state or local Law.

“Pro Rata Share” means, with respect to each Company Securityholder, a percentage (rounded to four (4) decimal places) equal to: (a) the sum of the following (without double-counting): (i) the aggregate number of shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time (including the outstanding shares of Company Capital Stock issued upon the conversion of Company SAFEs prior to, and contingent upon the occurrence of, the Effective Time as contemplated by Section 2.6(c)) and owned by such Company Securityholder and (ii) the number of shares of Company Capital Stock issuable upon exercise of all Company Options (vested and unvested) that are issued and outstanding as of immediately prior to the Effective Time and that are owned by such Company Securityholder (assuming payment in full of the exercise price of such Company Options in cash), divided by (b) the Fully Diluted Share Count. At all times, the sum of all Pro Rata Shares of Company Securityholders shall equal 100%.

“Proceeding” means any audit, litigation (in Law or in equity), arbitration, review, re-examination, opposition, mediation, action, lawsuit, proceeding, complaint, charge, claim (including any counterclaim), demand, hearing, examination, inquiry, petition, subpoena, discovery, request, investigation or like matter before or by any arbitrator or Governmental Entity, whether administrative, judicial or arbitrative in nature, at Law or in equity.

“Related Agreements” means the Escrow Agreement, the Certification Forms, the Joinder Agreements, the Covenants Agreements, the Letters of Transmittal, and all other agreements and certificates executed and delivered by or on behalf of the Company or any Subsidiary of the Company, or any of the Company Securityholders in connection with this Agreement.

“Restricted Shares” means all shares of Parent Common Stock issuable hereunder other than shares of Parent Common Stock (a) the offer and sale of which have been registered under a registration statement pursuant to the Securities Act and sold thereunder, (b) with respect to which a sale or other disposition may be made in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act (including under Rule 144(d)(1)(i)) or (c) with respect to which the holder thereof shall have delivered to Parent either (i) an opinion of counsel in form and substance reasonably satisfactory to Parent, delivered by counsel reasonably satisfactory to Parent, or (ii) a “no action” letter from the SEC, in either case to the effect that subsequent transfers of such shares of Parent Common Stock may be effected without registration under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Section 280G” means Section 280G of the Code and the Treasury Regulations thereunder.

“Section 280G Payments” means any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Special Representations” means, [***].

[***]

“Spreadsheet” means:

(a) With respect to each holder of Company Capital Stock: (i) (A) such Person’s name, (B) the number, class and series of Company Capital Stock held by such Person, (C) the portion of the Per Share Closing Consideration to be paid to such Person in respect of such holder’s shares at the Closing, (D) the maximum Per Share Closing Consideration that may become payable hereunder to such Person in respect of such shares, (E) such Person’s Pro Rata Share expressed as a percentage (but excluding the Pro Rata Share of such Person represented by Company Options and disclosed in clause (b)(i)(I) below), (F) any amount required to be withheld from any payment to be made hereunder (including the employer withholding taxes) and the net cash amount to be paid to such Person as a result of any such withholding amount, (G) whether an election under Section 83(b) of the Code was timely made with respect to such Company Capital Stock, (H) whether any such shares are “covered securities” (as defined in §6045 of the Code), and if so, the acquisition price of such shares, and (I) the respective date(s) of acquisition of such shares of Company Capital Stock held by such Person (collectively, items in the foregoing clauses (A) through (I), the “Fundamental Spreadsheet Stockholder Information”), and (ii) such Person’s domicile address (and if different, last known mailing address) and email address.

(b) With respect to each holder of an unexercised Company Option: (i) (A) such Person’s name, (B) the number, class and series of shares of Company Capital Stock issuable upon the exercise of each unexercised Company Option held by such Person, (C) the respective exercise price per share of Company Capital Stock purchasable under such unexercised Company Options, (D) the respective grant date(s) of such unexercised Company Options, the term of such Company Options and whether such Company Option is fully vested, (E) whether such unexercised Company Options are incentive stock options or non-qualified stock options, (F) whether such Person was an employee of the Company at the time of grant of such Company Option, (G) the portion of the Per Company Option Closing Consideration to be paid to such Person in respect of such Company Option at the Closing, (H) the maximum Per Company Option Closing Consideration that may become payable hereunder to such Person in respect of such Company Option, (I) such Person’s Pro Rata Share with respect to such Company Options, and (J) any amounts required to be withheld from any payments to be made hereunder (including the employer withholding taxes) and the net cash amount to be paid to such Person as a result of any such withholding amount (collectively, items in the foregoing clauses (A) through (J), the “Fundamental Spreadsheet Optionholder Information”, together, the Fundamental Spreadsheet Stockholder Information, the “Fundamental Spreadsheet Information”) and (ii) such Person’s domicile address (and if different, last known mailing address) and email address.

“Stockholder Letter of Transmittal” means a stockholder letter of transmittal in substantially the form attached hereto as Exhibit D.

“Straddle Period” means a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever

ACTIVE/114926920.3

including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Transaction Expenses” means any (a) fees and expenses to the extent incurred by or on behalf of the Company (or any Affiliate thereof or any Company Securityholder, in each case, if required to be paid by the Company) prior to the Closing in connection with the negotiation and execution of the Letter of Intent, this Agreement, the Related Agreements (including all fees, costs and expenses of any brokers, accountants, financial advisors, attorneys, consultants, auditors and other experts); (b) all brokers’, finders’ or similar fees to the extent incurred by or on behalf of the Company (or any Affiliate thereof or any Company Securityholder, in each case, if required to be paid by the Company) prior to the Closing owed by any such Person in connection with the transactions contemplated hereby; (c) any change of control payments, bonuses, severance, final wages, accrued but unused vacation, termination or retention obligations or similar amounts payable by or due from the Company that are triggered solely by the transactions contemplated hereby (including the cessation of employment by certain employees of the Company prior to the Closing) and the amount of any payroll or employment Taxes related thereto; (d) the amount of the Expense Fund to the extent not (A) funded from cash of the Company prior to the Closing and (B) not reflected on the certificate delivered under Section 2.9(a); and (e) any payments owed to the Securityholder Representative by the Company, in each case, to the extent such fees and expenses have not been, and will not be, paid by the Company at or prior to the Closing or through the Expense Fund; provided, that “Transaction Expenses” shall not include (1) any Excluded Employment Liabilities or (2) [***].

“Transferred Assets” shall have the meaning set forth in the [***].

[***]

“Willful Breach” means [***].

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Laws	3.7
Balance Sheet Date	Article 1
Certificate of Merger	2.2
Certification Form	Recital E
Charter Documents	3.1(a)
Claim Date	9.4(b)
Closing	2.2
Closing Date	2.2
Closing Statement	2.9(d)(i)
Company	Preamble
Company Controlled Technology	3.13(a)
Company Disclosure Schedule	Article 3
Company Indemnified Parties	9.9(a)
Company Intellectual Property	3.13(a)

ACTIVE/114926920.3

Company Registered Intellectual Property	3.13(a)
Conflict	3.6
Contingent Worker	3.22(a)
Covenants Agreement	Recital E
Current Balance Sheet	3.8(a)
Current Company Technology	3.13(a)
D&O Indemnified Parties	6.13(b)
Direct Claim	9.4(a)
Dissenting Shares	2.7(a)
EAR	3.27
Environmental Permits	3.19(a)
Estimated Closing Statement	2.9(a)
Exchange Documents	Article 1
Excluded Employment Liabilities	Article 1
FCPA	3.28
Fundamental Representations	[•]
Indemnifiable Matters	9.2(a)
Indemnified Party	9.1
Indemnifying Holder	Article 1
Indemnifying Holder Proceeds	9.3(b)
Intellectual Property	3.13(a)
Intellectual Property Rights	3.13(a)
Interested Party	3.15(a)
Issued Shares	2.6(e)
ITAR	3.27
Joinder Agreement	Recital E
Letters of Transmittal	2.8(b)(ii)
Material Contract	3.14(b)
Merger	Recital A
Merger Sub	Preamble
NDA	6.2(a)
Objection Deadline	9.4(c)(i)
Objection Notice	9.4(c)(i)
OFAC	3.27
Officer’s Certificate	9.4(b)
Official	3.28
Parent	Preamble
Parent Common Stock	Recital D(i)
Patents	3.13(a)
Payable Claim	9.4(e)
Registered Intellectual Property	3.13(a)
Resolved Claims	9.4(d)
Securityholder Representative	Preamble
Settled Claims	9.4(d)
Special Representations	Article 1
Spreadsheet	Article 1
Stock Plan	3.2(c)
Stockholder Consent	Recital F
Survival Date	9.1

ACTIVE/114926920.3

Surviving Corporation	2.1
Tax Contest	8.2
Technology	3.13(a)
Third Party Claim	9.6
Trade Secrets	3.13(a)
Trademarks	3.13(a)
Transfer Taxes	8.5
Unobjected Claim	9.4(c)(ii)
Unresolved Claim	9.4(e)

Article 2

THE MERGER

2.1 The Merger; Effect of the Merger;. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), become a wholly-owned Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

2.2 Effective Time; Closing. The closing of the Merger (the “Closing”) will take place remotely by the electronic exchange of documents and signature pages on the date of this Agreement assuming the prior satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article 7 and, if such conditions have not then been so satisfied or waived then promptly following such later time as such conditions are so satisfied or waived, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL.

2.3 [Reserved].

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the certificate of incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in such amended and restated certificate of incorporation, except that ARTICLE I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of this corporation is Rewrite Therapeutics, Inc. (the “Corporation”)”

(b) Unless otherwise determined by Parent prior to the Effective Time, as of the Effective Time, the bylaws of the Company as the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter further amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to references to Rewrite Therapeutics, Inc.

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2.5 Directors and Officers.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.

2.6 Effect of Merger on the Securities of the Company.

(a) Effect on Company Capital Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Capital Stock to be canceled pursuant to Section (b)(ii) and any Dissenting Shares) shall be canceled and extinguished and shall be converted into the right to receive (1) (x) the Per Share Closing Consideration, minus (y) the Per Share Escrow Amount plus (2) any Additional Per Share Escrow Consideration plus (3) any Per Share [***] Milestone Consideration, plus (4) any Per Share [***] Milestone Consideration, plus (5) any Per Share [***] Milestone Consideration, plus (6) the Per Share Underpayment Amount minus (7) the Per Share Overpayment Amount; provided, that the Parent Common Stock to be delivered to holders of Company Capital Stock shall in each case be rounded down to the nearest whole number of shares after aggregating all shares delivered to a Company Securityholder and cash in lieu of such fractional Parent Common Stock shall be delivered to the applicable holder(s) of Company Capital Stock in accordance with Section 2.8(b).

(ii) Each share of Company Capital Stock held in the treasury of the Company or by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b) Treatment of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Company Options, each then outstanding and unexercised Company Option (whether vested or unvested) shall, by virtue of the Merger, be immediately canceled and the holder thereof shall be entitled to receive, in consideration of such cancellation and subject to compliance with and in the manner provided in Section 2.8, including the delivery of a duly executed and completed Optionholder Letter of Transmittal:

(i) in the case of an Accredited Investor, for each share of Company Capital Stock subject to such Company Options, (1) (x) the Per Company Option Closing Consideration, minus (y) the Per Share Escrow Amount to be withheld and contributed to the Escrow Fund, plus (2) any Additional Per Share Escrow Consideration, plus (3) any Per Share [***] Milestone Consideration, plus (4) any Per Share [***] Milestone Consideration, plus (5) any Per Share [***] Milestone Consideration, plus (6) the Per Share Underpayment Amount, minus (7) the Per Share Overpayment Amount; provided, that the Parent Common Stock to be delivered to holders of Company Capital Stock shall in each case be rounded down to the nearest whole number of shares after aggregating all shares delivered to a Company Securityholder and cash in lieu of such fractional Parent Common Stock shall be delivered to the applicable holder(s) of Company Capital Stock in accordance with Section 2.8(h); and

(ii) in the case of a Non-Accredited Investor, for each share of Company Capital Stock subject to such Company Options, (1) (x) the Per Company Option Closing Consideration minus

ACTIVE/114926920.3

(y) an amount of cash equal to the Per Share Escrow Amount, to be withheld and contributed to the Escrow Fund, plus (2) any Additional Per Share Escrow Consideration, plus (3) an amount of cash equal to any Per Share [***] Milestone Consideration Value, plus (4) any Per Share [***] Milestone Consideration, plus (5) any Per Share [***] Milestone Consideration, plus (6) the Per Share Underpayment Amount, minus (7) the Per Share Overpayment Amount.

(iii) To the extent applicable, any amounts payable under this Section 2.6(b) to holders of Company Options who are current or former employees of the Company shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), and, in connection therewith, if required by Section 409A of the Code, all such amounts shall either be paid not later than (1) five years following consummation of the transactions contemplated by this Agreement or (2) two and one-half months following the end of the calendar year in which the applicable payment is no longer subject to a substantial risk of forfeiture.

(c) Treatment of Company SAFEs.

(i) Prior to the Effective Time, the Company shall deliver notice of the transactions contemplated hereby to each Company SAFE Holder in accordance with the terms of the relevant Company SAFE. Prior to the Effective Time, the Company shall cause each Company SAFE to be converted into shares of Common Stock, in which case such shares of Common Stock that are outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the consideration in accordance with Section 2.6(a)(i).

(ii) Prior to the Closing, the Company shall take or cause to be taken such actions, including providing any required notices, and obtain all such consents as may be required to effect the foregoing provisions of Section 2.6(c)(i) and to cause each of the Company SAFEs to be converted in accordance with the terms thereof, and to ensure that, from and after the Effective Time, Company SAFE Holders have no rights with respect thereto other than those specifically provided in Section 2.6(a)(i) and Section 2.6(c)(i).

(d) Effect on Capital Stock of Merger Sub.

(i) Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of common stock shall continue to evidence ownership of such share of common stock of the Surviving Corporation.

(e) In no event shall the aggregate number of shares of Parent Common Stock issued hereunder (the “Issued Shares”) exceed a number of shares equal to 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing (the “19.9% Threshold”). In the event that the number of shares of Parent Common Stock otherwise comprising the Issued Shares would exceed the 19.9% Threshold, the number of shares of Parent Common Stock issued as part of the Merger Consideration will be cut back to the 19.9% Threshold and the cash paid as part of the Merger Consideration will be increased by an amount equal to the Parent Common Stock Price with respect to each cut back share of Parent Common Stock.

2.7 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration. Such Company Stockholders shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until

ACTIVE/114926920.3

such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon and less any applicable Tax withholding.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.8 Exchange Mechanics.

(a) At the Closing, Parent shall make, or cause to be made, (i) the payment and delivery to each Company Stockholder of the Per Share Closing Consideration in respect of each share of Company Capital Stock held by such Company Stockholder at the Effective Time, excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6, (ii) the payment and delivery to each holder of Company Options (other than Employee Optionholders) the Per Company Option Closing Consideration in respect of each share of Company Capital Stock subject to such holder’s Company Options that are surrendered for cancellation by such holder in accordance with Section 2.8(b)(i), in each case excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6, and (iii) payment of all Transaction Expenses included in the Estimated Transaction Expenses to the applicable counterparties in cash in immediately available funds. As soon as commercially practicable after the Effective Time (and in any event no later than the first regularly scheduled payroll of Parent immediately following the Closing), Parent shall make, or cause to be made, the payment and delivery to each Employee Optionholder the Per Company Option Closing Consideration in respect of each share of Company Capital Stock subject to such Employee Optionholder’s Company Options that are surrendered for cancellation by such holder in accordance with Section 2.8(b)(i), in each case excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6.

(b) Exchange Procedures. Subject to the conditions set forth in this Agreement:

(i) Immediately prior to the Effective Time, each holder of Company Options shall deliver (A) in the case of holders of Company Options who are subject to income or employment Tax withholding by Parent, the Surviving Corporation or the Company and who are to receive their portion of the Merger Consideration from Parent, the Surviving Corporation or the Company (“Employee Optionholders”), an executed optionholder letter of transmittal in substantially the form attached hereto as Exhibit E-1 or (B) in the case of holders of Company Options who are not subject to income or employment Tax withholding by Parent, the Surviving Corporation or the Company and who are to receive their portion of the Merger Consideration from Parent, an executed optionholder letter of transmittal in substantially the form attached hereto as Exhibit E-2 (in each case, including a release in respect of Company securities and a provision whereby such holder agrees to be bound by the provisions of Article 2, Article 9 and the other applicable provisions of this Agreement) (each an “Optionholder Letter of Transmittal”). In the case of Employee Optionholders, Parent shall pay, or cause to be paid, as soon as commercially practicable after the Effective Time (and in any event no later than the first regularly scheduled payroll of Parent immediately following the Closing) to each such Employee Optionholder the Per Company Option Closing Consideration in respect of each share of Company Capital Stock subject to such Employee Optionholder’s Company Options so surrendered for cancellation by such holder, in each case excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6. In the case of each holder of Company Options other

ACTIVE/114926920.3

than Employee Optionholders, Parent shall pay, or cause to be paid, at the Closing to each such holder the Per Company Option Closing Consideration in respect of each share of Company Capital Stock subject to such holder’s Company Options so surrendered for cancellation by such holder, in each case excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6). No portion of the Per Company Option Closing Consideration (excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6) or the Additional Per Share Escrow Consideration, the Per Share [***] Milestone Consideration (in the form of cash or stock, as applicable), the Per Share [***] Milestone Consideration or the Per Share [***] Milestone Consideration shall be delivered to the holder of any Company Option until the holder of record of such Company Option shall have delivered to Parent the Optionholder Letter of Transmittal.

(ii) Immediately prior to the Effective Time, each Company Stockholder shall deliver a stockholder letter of transmittal in substantially the form attached hereto as Exhibit D (the “Stockholder Letter of Transmittal” and together with the Optionholder Letters of Transmittal, the “Letters of Transmittal”) to the address set forth opposite such holder’s name on the Spreadsheet. Parent shall pay at the Closing to each Company Stockholder the Per Share Closing Consideration in respect of each share of Company Capital Stock held by such Company Stockholder at the Effective Time, excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6. No portion of the Per Share Closing Consideration, the Per Share [***] Milestone Consideration, the Per Share [***] Milestone Consideration, the Per Share [***] Milestone Consideration or any Additional Per Share Escrow Consideration, as the case may be, in each case excluding the amounts to be withheld and contributed to the Escrow Fund in accordance with Section 2.6, shall be paid to any Company Stockholder until the holder of record of such Company Capital Stock shall have delivered to Parent the Stockholder Letter of Transmittal pursuant hereto.

(c) Legends. In the event that [***] Milestone Shares are issued to Company Securityholders prior to the [***], such shares of Parent Common Stock shall be subject to the following legend (along with any other legends that may be required under applicable Laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (2) IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE SECURITIES ACT OR (3) PURSUANT TO ANOTHER EXEMPTION FROM SUCH REGISTRATION, WHICH SHALL BE ESTABLISHED BY DELIVERY OF AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

In the event that [***] Milestone Shares are issued on or after [***], such shares of Parent Common Stock shall not be subject to any such legends. At such time that any shares of Parent Common Stock issuable hereunder shall cease to be Restricted Shares, Parent shall direct the Parent’s transfer agent to remove the legend required by the foregoing for such shares of Parent Common Stock immediately upon such shares ceasing to be Restricted Shares.

(d) Rule 144.

(i) With a view to making available to Company Securityholders the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) or any other similar rule or regulation of the SEC that may at any time permit Company Securityholders to sell securities of Parent to the public without registration, for one (1) year following the Effective Time Parent will (i) make and keep public

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information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of the Parent under the Securities Act and the Securities and Exchange Act of 1934, as amended, so long as Parent remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144. In furtherance of the foregoing, to the extent that [***] Milestone Shares have been issued by Parent to the Company Securityholders prior to the six-month anniversary of the Closing, then Parent shall, at the six-month anniversary of the Closing, cause (i) any stop-transfer orders to be removed or lifted with respect to any such shares of Parent Common Stock and (ii) all stock legends regarding any such shares of Parent Common Stock removed.

(ii) In the event that any [***] Milestone Shares are issued but are not be publicly resalable under Rule 144 without restriction on and after the six month anniversary of the Closing Date by reason of Parent’s failure to comply with the first sentence of Section 2.8(d)(i), the following provisions shall apply:

(A) Parent shall file a Registration Statement on Form S-3 (or file an amendment to an existing Registration Statement on Form S-3) pursuant to Rule 415 under the Securities Act covering all [***] Milestone Shares to enable the resale on a delayed or continuous basis of such shares of Parent Common Stock by the Company Securityholders (in either case, the “Registration Statement”) as soon as reasonably possible (and subject to applicable Law) after the later of (i) the six month anniversary of the Closing Date or (ii) the date of issuance of the [***] Milestone Shares pursuant to this Agreement. Parent shall use its commercially reasonable efforts to cause any such Registration Statement to become effective as soon as practicable following the filing thereof. Within two Business Days of effectiveness of the Registration Statement, Parent shall file a final prospectus thereunder to facilitate the resale by Company Securityholders of all [***] Milestone Shares in ordinary brokerage transactions and transactions in which a broker-dealer solicits purchases and in such other manner as may be requested by the Securityholder Representative.

(B) Each Company Securityholder shall furnish all information regarding the distribution of such Company Securityholder’s shares of Parent Common Stock and such other information relating to such Company Securityholder and his, her or its ownership of such shares of Parent Common Stock as reasonably requested by Parent in writing for inclusion in the Registration Statement and any related prospectus, and if any such Company Securityholder fails to provide such information within a reasonable time after receiving such request, Parent may exclude from registration such Company Securityholder.

(C) Parent shall use its reasonable best efforts to have the Registration Statement promptly declared effective by the SEC. Parent shall use reasonable best efforts to keep the Registration Statement continuously effective pursuant to Rule 415 promulgated under the Securities Act, and available for resales of [***] Milestone Shares at all times until the earlier of (i) the date as of which all such shares of Parent Common Stock shall cease to be Restricted Shares or (ii) the date on which all such shares of Parent Common Stock have been sold (the “Registration Period”). The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Parent shall not be liable with respect to any information furnished to Parent by the Securityholder Representative on behalf of the Company Securityholders in writing specifically for use in the preparation of such Registration Statement (including any amendments or supplements thereto and prospectuses contained therein).

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(D) Parent shall, as required by applicable securities regulations, from time to time file with the SEC, pursuant to Rule 424 promulgated under the Securities Act, the prospectus and prospectus supplements, if any, to be used in connection with sale of the [***] Milestone Shares under the Registration Statement.

(E) Parent shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with such Registration Statement, as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of the [***] Milestone Shares covered by the Registration Statement until such time as all of such shares of Parent Common Stock shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

(F) Parent shall promptly notify the Securityholder Representative of the effectiveness of the Registration Statement applicable to the [***] Milestone Shares. Upon request of Securityholder Representative, Parent shall furnish to Securityholder Representative, without charge, (i) promptly after the same is prepared and filed with the SEC, as many copies of the Registration Statement and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits, (ii) upon the effectiveness of any Registration Statement, as many copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Securityholder Representative may reasonably request) and (iii) as many copies of such other documents, including copies of any preliminary or final prospectus, in each case as the Securityholder Representative may reasonably request from time to time to facilitate the resale of the [***] Milestone Shares as described in the Registration Statement.

(G) Parent shall immediately notify the Securityholder Representative (A) of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) in such event, to suspend sales of such shares of Parent Common Stock. In such event, Parent shall promptly prepare and file a supplement to or an amendment of such prospectus as may be necessary so that such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent shall, if necessary, promptly amend the Registration Statement of which such prospectus is a part to reflect such amendment or supplement.

(H) Parent shall use commercially reasonable efforts to (i) register and qualify the [***] Milestone Shares covered by the Registration Statement on or prior to the date on which the Registration Statement is declared effective under such other securities or “blue sky” laws of such jurisdictions in the United States as Securityholder Representative reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the [***] Milestone Shares for sale in such jurisdictions; provided, that Parent shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section, (y) subject itself to general

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taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. Parent shall promptly notify Securityholder Representative of the receipt by Parent of any notification with respect to the suspension of the registration or qualification of any of the [***] Milestone Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose.

(I) Parent shall use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any [***] Milestone Shares for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension as promptly as possible. Parent shall as promptly as practicable notify the Securityholder Representative of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.

(J) Parent shall, with the cooperation of the Securityholder Representative as reasonably requested, to facilitate the timely preparation and delivery of certificates in book entry form representing the shares of Parent Common Stock to be sold (not bearing any restrictive legends) in connection with permitted resales thereof under the Registration Statement following and during the effectiveness of the Registration Statement.

(K) Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if [***].

(L) All expenses of incident to Parent’s performance of or compliance with this Section shall be paid by Parent.

(M) [***]

(e) Return of the Merger Consideration. Any former holder of Company Capital Stock or holder of Company Options that has not complied with this Section 2.8 by delivering the requisite Letter of Transmittal and Compliance Certificate (if applicable) as of the Effective Time shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for its portion of the Merger Consideration. Any portion of the Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. No interest shall be payable for any shares of Parent Common Stock delivered to Parent pursuant to this Section 2.8(e) or cash which is subsequently delivered to any former holder of Company Capital Stock or holder of Company Options.

(f) No Further Rights in the Company Capital Stock. The applicable portion of the Merger Consideration paid or payable in respect of the surrender for exchange of shares of the Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares and there shall be no further registration of transfer on the records of the Surviving Corporation of such shares that were outstanding immediately prior to the Effective Time.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of Parent, the Surviving Corporation or any other party hereto shall be liable to any holder of any Company Capital Stock or any holder of any Company Options for any amount paid to a public official pursuant to any abandoned property, escheat or similar Law.

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(h) No Fractional Shares. Notwithstanding any other provision of this Agreement, in connection with the payment and delivery of [***] Milestone Shares, no fractional shares of Parent Common Stock shall be issued in exchange for any Company Capital Stock or Company Options, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Company Capital Stock or Company Options would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder shall be paid an amount in Dollars (without interest) determined by multiplying (i) the Parent Common Stock Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.9 Net Debt Adjustment.

(a) The Company has prepared in good faith and delivered to Parent a certificate, dated as of the date hereof, certified by the Company setting forth the Company’s good faith estimated calculation of: (A) the unpaid Transaction Expenses as of immediately prior to the Closing (“Estimated Transaction Expenses”), (B) the unpaid Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), (C) Cash as of immediately prior to the Closing (“Estimated Cash”), and (D) a calculation of the Net Debt Adjustment Amount, as any such amounts may be modified as agreed to between the Company and Parent pursuant to this Section 2.9 (the “Estimated Closing Statement”). The Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash shall be prepared in accordance with the definitions for each such amount. The Company shall also provide reasonable detail supporting each such calculation.

(b) Following receipt of the Estimated Closing Statement, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Statement (including the Estimated Transaction Expenses, the Estimated Indebtedness and the Estimated Cash) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Statement, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Statement in order to respond to the reasonable inquiries of Parent.

(c) The “Net Debt Adjustment Amount” means an amount equal to (i) the Estimated Indebtedness plus (ii) the Estimated Transaction Expenses minus (iii) the Estimated Cash.

(d) Post-Closing Adjustment.

(i) Within [***] after the Closing Date, Parent shall prepare in good faith and deliver to the Securityholder Representative a certificate certified by Parent setting forth Parent’s calculation of (A) the unpaid Transaction Expenses as of immediately prior to the Closing (the “Closing Transaction Expenses”), (B) the unpaid Indebtedness of the Company as of immediately prior to the Closing (the “Closing Indebtedness”), (C) Cash as of immediately prior to the Closing (“Closing Cash”) and (D) a calculation of the Closing Net Debt Amount, as any such amounts may be modified as agreed to between the Company and Parent pursuant to this Section 2.9 (the “Closing Statement”). The Closing Transaction Expenses, the Closing Indebtedness and the Closing Cash shall be prepared in accordance with the definitions for each such amount. Parent shall also provide reasonable detail supporting each such calculation. The “Closing Net Debt Amount” means an amount equal to (x) the Closing Indebtedness plus (y) the Closing Transaction Expenses minus (z) the Closing Cash.

(ii) Following delivery to the Securityholder Representative of Parent’s Closing Statement and until the Closing Adjustment is finally determined pursuant to this Section 2.9(d), the

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Securityholder Representative shall be permitted to review Company’s working papers and such other information as it may reasonably request, in each case, related to the Closing Statement and determination of the amounts included therein. The Closing Net Debt Amount in the Closing Statement shall become final and binding on the parties [***] following Parent’s delivery of the Closing Statement to the Securityholder Representative, unless the Securityholder Representative delivers written notice of its disagreement thereto or with respect to the Closing Transaction Expenses, the Closing Indebtedness, or Closing Cash included in the Closing Statement (“Notice of Disagreement”) to Parent in either case on or prior to such date. If a timely Notice of Disagreement is delivered by the Securityholder Representative, then on the earlier of (a) the date Parent and the Securityholder Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (b) the date all matters in dispute are finally resolved in writing by the Firm, the Closing Net Debt Amount (as adjusted in accordance with this Section 2.9(d)) shall become final and binding on the parties. For purposes of this Section 2.9(d), “Firm” means a nationally recognized accounting firm (other than the auditor for either Parent or Company) that is reasonably acceptable to Parent and the Securityholder Representative.

(iii) During the [***] following delivery of a Notice of Disagreement, Parent and the Securityholder Representative shall use commercially reasonable efforts to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. At the end of such [***] period, if no resolution has been reached, Parent and the Securityholder Representative shall submit such dispute to the Firm for resolution of all matters which remain in dispute which were included in the Notice of Disagreement, and the Firm shall make a final determination of the Closing Cash, Closing Indebtedness, Closing Transaction Expenses and Closing Net Debt Amount in accordance with the terms of this Agreement (with it being understood that the parties will request that the Firm deliver to the parties its resolution in writing not more than [***] after its engagement). The Firm shall make a determination only with respect to the matters still in dispute and, with respect to each such matter, its determination shall be within the range of the dispute between Parent and the Securityholder Representative. The Firm’s determination shall be based solely on written materials submitted by Parent and the Securityholder Representative (i.e., not on independent review) and on the definitions included herein and the provisions of this Agreement. Any determinations by the Firm, and any work or analyses performed by the Firm in connection with its resolution of any dispute under this Section 2.9(d) shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under this Section 2.9(d).

(iv) The costs and expenses of the Firm shall be allocated between Parent and the Securityholder Representative (on behalf of the Company Securityholders) based upon the percentage of the portion of the contested amount not awarded to Parent or the Company Securityholders compared to the amount actually contested by such party. For example, if the Securityholder Representative claims the Closing Net Debt Amount is $1,000 lower than the amount claimed by Parent, and Parent contests only $500 of the amount claimed by the Securityholder Representative, and if the Firm ultimately resolves the dispute by awarding the Company Securityholders $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300 ÷ 500) to Parent and 40% (i.e., 200 ÷ 500) to the Securityholder Representative (on behalf of the Company Securityholders).

(v) If the difference between the Net Debt Adjustment Amount and the Closing Net Debt Amount as finally determined under this Section 2.9(d) is negative (the inverse of the amount of such difference, the “Underpayment Amount”), then, reasonably promptly after the date on which the Closing Net Debt Amount shall be finalized in accordance with this Section 2.9(d), such Underpayment Amount shall be deemed additional Merger Consideration and shall be paid pursuant to the terms of Section 2.6 to the Company Securityholders.

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(vi) If the difference between the Net Debt Adjustment Amount and the Closing Net Debt Amount as finally determined under this Section 2.9(d) is positive (the amount of such difference, the “Overpayment Amount”; any Underpayment Amount or Overpayment Amount determined in accordance with this Section 2.9(d) shall be the “Closing Adjustment”), then, reasonably promptly after the date on which the Closing Net Debt Amount shall be finalized in accordance with this Section 2.9(d), Parent and the Securityholder Representative shall provide joint written instructions to the Escrow Agent to transfer to Parent, out of the Escrow Fund, the Overpayment Amount.

(vii) All payments required pursuant to this Section 2.9(d) shall be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Parent for the Company Capital Stock.

2.10 Notices.

(a) Immediately following the execution and delivery of this Agreement and prior to the Effective Time, the Company shall deliver the Stockholder Consent, which shall constitute all requisite approvals by any holders of Company Capital Stock of this Agreement, the Merger and the other transactions contemplated hereby.

2.11 Withholding. Notwithstanding any other provision of this Agreement, the Company, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as are required to be deducted or withheld therefrom under any provision of applicable Laws; provided, that Parent shall use commercially reasonable efforts to consult with the applicable payee prior to withholding any amounts payable hereunder and to cooperate with the applicable payee to minimize or eliminate any such withholding. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any amounts payable to Company Securityholders that require employment Tax withholding shall be paid through the Company’s payroll.

2.12 Tax Consequences. Other than as expressly set forth in this Agreement, no party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the transactions pursuant to this Agreement, including the Merger, or any of the Tax consequences to any other party of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

2.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company in accordance with this Agreement and the DGCL, then the officers and directors of the Surviving Corporation, Parent and Merger Sub are fully authorized to take, and will take, all such lawful and necessary actions.

2.14 Expense Fund. Immediately prior to the Closing, the Company, or if and to the extent requested by the Company, Parent, will wire, in immediately available funds, the Expense Fund to the Securityholder Representative, which Expense Fund will be governed by the terms and conditions set forth in Section 9.7(d). Any amount of the Expense Fund that is wired by Parent to the Securityholder Representative upon the Company’s request shall be deemed to be a Transaction Expense and included in the Estimated Transaction Expenses.

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Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers or disclosed in any other section or subsection of the disclosure schedule, provided, that it is reasonably apparent upon reading the disclosure in such other section or subsection that such disclosure is responsive to the appropriate section or subsection of this Article 3) supplied by the Company to Parent (the “Company Disclosure Schedule”) concurrently with the execution of this Agreement:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed as a foreign corporation or company to do business, and is in good standing, in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company as currently conducted except where the failure to be so qualified or licensed, individually or in the aggregate, both (i) has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) has not had and would not be reasonably expected to have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby and would not materially impede or delay or be reasonably expected to materially impede or delay the consummation of the transactions contemplated hereby or thereby. The Company has made available to Parent a true and correct copy of its certificate of incorporation, as amended to date, and bylaws or articles of association, as amended to date, each of which is in full force and effect on the date hereof (or equivalent documents for limited liability companies, collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or currently proposed any amendment to any of the Charter Documents to the Company Stockholders.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the respective directors, managers, partners and officers of the Company.

(c) Section 3.1(c) of the Company Disclosure Schedule lists, by legal entity, every state or foreign jurisdiction in which the Company has employees or facilities since inception of the Company or such Subsidiary.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of [***] shares of Company Capital Stock, of which (i) [***] shares are authorized as Common Stock, (ii) [***] shares are issued and outstanding as of the time of execution of this Agreement, and (iii) [***] shares will be issued and outstanding as of the Closing (including [***] shares issuable pursuant to Company SAFEs and [***]). All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to any Liens, preemptive rights created by statute, the Charter Documents, or any agreement to which the Company or any Subsidiary of the Company is a party or by which it is bound. Except as set forth on Section 3.3 of the Company Disclosure Schedule, all of the issued and outstanding equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to any Liens, preemptive rights created by statute, organizational documents, or any agreement to which the Company or any Subsidiary of the Company is a party or by which it is bound. As of the date hereof, the Company Capital Stock is held by the Persons with

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the domicile addresses and in the amounts of each class as set forth on Section 3.2(a) of the Company Disclosure Schedule, which further sets forth for each such Person the number, class and series of shares held by such Person, the percentage held by such Person relative to each class or series of shares such Person owns and the total issued and outstanding shares of Company Capital Stock as of the date hereof. Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, the number of vested and unvested shares as of the date hereof, and each repurchase and redemption right held by the Company to which any shares of Company Capital Stock are subject, there are no outstanding shares of Company Capital Stock or any equity securities of any Subsidiary of the Company that constitute restricted stock or that are otherwise subject to a repurchase or redemption right. There have been no dividends with respect to any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company, and there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company. Except as set forth in this Section 3.2(a), the Company has no other capital stock authorized, issued or outstanding.

(b) All outstanding shares of Company Capital Stock, equity securities of each Subsidiary of the Company, Company Options, and other equity or equity based awards of the Company or any Subsidiary of the Company have been issued in compliance with all applicable federal, state, local or foreign statutes, Laws, rules or regulations, including federal securities Laws and any applicable state securities or “blue sky” Laws.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity related compensation to any Person. The Company has reserved [***] shares of Company Capital Stock for issuance under the Company’s 2018 Equity Incentive Plan (as amended, the “Stock Plan”), of which options to purchase [***] shares of Company Capital Stock are outstanding as of the date of this Agreement Section 3.2(c) of the Company Disclosure Schedule also sets forth with respect to each Company Option that is outstanding: (i) the name and domicile address of the holder of such Company Option; (ii) whether such Company Option has vested and the vesting schedule applicable to such Company Option (including any acceleration provisions); (iii) the type and number of shares of Company Capital Stock issuable upon the exercise of such Company Option; (iv) the grant date and expiration date of such Company Option; (v) the exercise price per share of Company Capital Stock purchasable under such Company Option; and (vi) whether such Company Option qualifies as an “incentive stock option” as defined in Section 422 of the Code.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Company SAFE, the name of the holder thereof, the date of issuance of such Company SAFE and the purchase amount of such Company SAFE. True and complete copies of all agreements and instruments evidencing or otherwise relating to the Company SAFEs have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented other than as provided in this Agreement, and there are no agreements to amend, modify or supplement such agreements or instruments from the agreements made available to Parent. No Company SAFEs are subject to any right of rescission, right of first refusal or preemptive right and all Company SAFEs have been issued in compliance with Law and all requirements set forth in applicable Contracts. All Company SAFEs and any shares of Company Capital Stock issued upon the conversion thereof have been granted in compliance with applicable Law and all requirements set forth in applicable Contracts.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound obligating the Company or any Subsidiary of the Company to reduce its capital or issue, deliver, sell, repurchase, cancel or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or any equity securities of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant,

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extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary of the Company.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule and except as contemplated hereby, there are no (i) voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary of the Company or (ii) agreements to which the Company or any Subsidiary of the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights) of any Company Capital Stock or any equity securities of any Subsidiary of the Company.

(g) The Fundamental Spreadsheet Information in the Spreadsheet is accurate, correct and complete in all respects and it reflects an allocation of the Merger Consideration that is in all respects consistent with, and determined in accordance with, the applicable provisions of the Charter Documents.

(h) The information provided in the Spreadsheet that is not Fundamental Spreadsheet Information is accurate, correct and complete in all respects.

3.3 Subsidiaries. The Company does not own or control and has never owned or controlled, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not and has never been a partner, member or other equity holder in any joint venture, partnership or similar legal entity or organization.

3.4 Authority; Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the Stockholder Consent, to consummate the Merger and to consummate the other transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and other transactions by the Company contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further corporate action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party, the Merger or the other transactions contemplated hereby and thereby (other than, in the case of the consummation of the Merger, obtaining the Stockholder Consent and the filing and recordation of the Certificate of Merger as required by the DGCL).

(b) This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.5 Stockholder Consent. The Stockholder Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve and adopt, and consummate, this Agreement, the Merger, the Related Agreements to which the Company is party and the transactions contemplated hereby and thereby in accordance with the Charter Documents and applicable Law.

3.6 No Conflict. The execution and delivery by each of the Company of this Agreement and any Related Agreement to which it is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation,

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modification or acceleration of any right or obligation or loss of any benefit under (any such event, a “Conflict”), (i) any provision of the Charter Documents or any organizational documents of any Subsidiary of the Company, (ii) any Contract to which the Company or any Subsidiary of the Company is a party or by which any of the Company’s properties or assets are bound, or (iii) any Laws applicable to the Company or any of its properties or assets (whether tangible or intangible). Section 3.6 of the Company Disclosure Schedule sets forth all necessary consents, waivers, amendments or approvals of parties to any Contracts to which the Company or any Subsidiary of the Company is a party or by which any of the Company’s properties or assets may be bound as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification, acceleration of payment or other obligations thereunder, or alteration after the closing of the transactions contemplated hereby. Following the Closing, the Company will continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay (without acceleration) pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, except in each case any such restrictions or payments arising as a result of any Contract to which Parent or any of its Affiliates is a party or otherwise bound or any Law or Order to which Parent or any of its Affiliates is subject.

3.7 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (i) the filing of a Certificate of Merger as provided in Section 2.2, (ii) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and (iii) such filings and notifications as may be required under the HSR Act, or any other applicable federal, state or foreign Laws or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to be made by the Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

3.8 Company Financial Statements.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth the Financials. The Financials are true and correct in all material respects. The Company’s balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

3.9 No Undisclosed Liabilities, No Company Material Adverse Effect; Ordinary Course.

(a) The Company has no material Liabilities of any type, whether or not accrued, absolute, contingent, matured, unmatured, known or not known, on- or off-balance sheet, except for those which (i) have been reflected in the Current Balance Sheet, (ii) have arisen in the ordinary course of business since the Balance Sheet Date and are reflected in the certificate delivered under Section 2.9(a), (iii) for Transaction Expenses or Indebtedness or (iv) are Excluded Employment Liabilities.

(b) Since the Balance Sheet Date, there has not occurred any Company Material Adverse Effect.

3.10 Tax Matters.

(a) Taxes.

(i) The Company has (A) prepared and filed all Tax Returns required to be filed by the Company and all such Tax Returns are true and correct in all material respects, and (B) paid all Taxes that were due and payable (whether or not shown on a Tax Return).

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(ii) The Company has paid or withheld with respect to its employees, stockholders and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act taxes, Federal Unemployment Tax Act taxes and other Taxes required to be paid or withheld, and have paid over any such Taxes to the appropriate authorities.

(iii) There is no Tax deficiency outstanding, assessed or proposed in writing against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension or still in effect.

(iv) Except as set forth on Section 3.10(a)(iv) of the Company Disclosure Schedule, no audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority, which adjustment has not been resolved.

(v) The Company has delivered to Parent or made available to Parent, copies of all income and other material Tax Returns for the Company filed for all periods since and including the taxable period ended December 31, 2018.

(vi) No written claim has ever been made by a Tax authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(vii) The Company (A) is not a party to any Tax sharing, indemnification or allocation agreement, nor does the Company owe any amount under any such agreement, other than any agreement entered into in the ordinary course of business and the primary purpose of which is unrelated to Taxes or Tax Returns, (B) has no Liability for the Taxes of any Person (other than Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, by operation of Law or otherwise or (C) is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(viii) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(ix) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating or attributable to Taxes other than Liens for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been established on the Financials in accordance with GAAP.

(x) The Company has not engaged in a “listed transaction,” as set forth in Section 6707A(c)(2) of the Code and Treasury Regulation §1.6011-4(b) or any similar provision of state, local or non-U.S. Law, or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a listed transaction as set forth in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b)(2).

(xi) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

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(xiii) The Company will not be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made prior to the Closing, (B) any prepaid amount or deferred revenue received prior to the Closing, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax Law) entered into prior to the Closing, (D) a change in the method of accounting made prior to the Closing, including any adjustment pursuant to Code Sections 481 or 263A (or any corresponding or similar provision of state, local, or foreign income Tax law), (E) an election under Section 108(i) of the Code, (F) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, or (G) application of Section 951 of the Code with respect to income earned or recognized or payments received prior to the Closing.

(xiv) The Company is not subject to any private letter ruling or closing agreement of the IRS or comparable rulings of any other Governmental Entity. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired that is currently in effect.

(xv) The Company is not a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(xvi) The Company has made available to Parent all documentation relating to any Tax holidays or incentives currently applicable to the Company. To the Knowledge of the Company, no amounts attributable to any Tax holidays or Tax incentives will be required to be repaid or reimbursed by the Company as a result of the transactions contemplated in this Agreement.

(xvii) The Company has not been and is not subject to Tax in a country other than its country of organization by virtue of having a place of business, a permanent establishment or branch in any country outside the country of its organization.

(xviii) The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations under Code Section 482.

(xix) The Company has not deferred any Taxes with respect to any Pre-Closing Tax Period to a period that is not a Pre-Closing Tax Period under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar state or local Law.

(b) Executive Compensation Tax and Parachute Payments. Except as set forth on Section 3.10(b) of the Company Disclosure Schedule or as expressly provided in this Agreement, none of the execution or delivery of this Agreement, the shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement would be reasonably expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) result in or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company, (ii) result in the forgiveness of any indebtedness of any employee, officer, director or other service provider of the Company, (iii) further restrict any rights of the Company to amend or terminate any Company Employee Plan or (iv) result in any “excess parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered). No Company Employee Plan provides for any tax “gross-up” or similar “make-whole” payments. The per share exercise price of each Company Option was no less than the fair market value of a share of Company Capital Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable

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guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code.

3.11 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property and assets (including tangible and intangible property and assets) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from developing, selling, licensing, manufacturing or otherwise distributing or commercializing any Company Intellectual Property or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, including by means of any grant of exclusivity.

3.12 Title to Properties; Status of Liens and Encumbrances.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, the Company has not entered into, nor is bound by, any lease, lease guaranty, sublease, agreement for the leasing, tenancy, license, other use or occupancy of, or otherwise granting a right in or relating to any real property nor is any Person in the course of acquiring any such rights or interests.

(c) The Company has good and valid title to, ownership of, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in or necessary for the conduct of the business of the Company as currently conducted, free and clear of any Liens, except Liens for Taxes not yet due and payable or that are being contested in good faith pursuant to appropriate proceedings and for which adequate reserves have been set forth on the Estimated Closing Statement in accordance with GAAP.

(d) Section 3.12(d) of the Company Disclosure Schedule sets forth a complete of real property leases that the Company is a party to and each such lease is valid and in full force and effect, and the Company has not received or provided any written or oral notice of any default or event that with notice of lapse of time, or both, would constitute a default by the Company, or any other party thereto under any of the real property leases identified in the Company Disclosure Schedule. The Company have timely and fully performed all covenants and obligations under the property leases identified in the Company Disclosure Schedule. The Company does not have any existing offsets, defenses, counterclaims, or credits against rentals under any provision of the real property leases identified in the Company Disclosure Schedule, other than any security deposit.

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Schedule, the Company has not previously assigned, transferred, or conveyed all or any part of its right, title, or interest under any of the real property leases identified in the Company Disclosure Schedule to any other Person.

(f) The property and assets of the Company constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit Parent and its Subsidiaries (including the Surviving Corporation) to conduct the business of the Company immediately after the Closing in the ordinary course of business consistent with past practice.

(g) To the Knowledge of Company, there is no action or proceeding pending or threatened relating to the real property identified in the Company Disclosure Schedule.

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3.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Associate” means [***].

“Company Controlled Technology” means all Technology that is a part of the Company Intellectual Property.

“Company Intellectual Property” means [***].

“Company IT Systems” means all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, website, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by or on behalf of the Company.

“Company Owned IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Affiliates [***].

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Current Company Technology” means, as of the date of this Agreement, [***].

“DNA Writing Technology” means [***].

“Exploitation” means to make, have made, import, export, use, sell or offer for sale, including to research, develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, export, transport, distribute, promote, market or otherwise dispose of.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property and industrial property rights and rights in confidential information throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (b) trademarks, service marks, names, corporate names, trade names, domain names, URLs, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, protocols, specifications, techniques, data, results, plans, formulae, formulations, compositions, models, and methodologies (“Trade Secrets”); (f) rights in the foregoing and in other similar intangible assets; and (g) applications and registrations for the foregoing.

“Registered Intellectual Property” means all Patents (including related applications), Trademark applications and registrations (including domain names) and Copyright registrations and applications.

“Technology” means (a) works of authorship including computer programs, in source code and executable code form, and their architecture and documentation; (b) inventions (whether or not patentable), discoveries and improvements; (c) Trade Secrets; (d) databases, data compilations and collections, and customer and technical data and related information; (e) methods and processes; (f) devices, prototypes, designs and schematics; and (g) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof in any media or form (including electronic records and

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computer files, laboratory notebooks, and any other written or recorded materials) and all technology from which such items were derived.

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of all Company Registered Intellectual Property (which includes any and all Registered Intellectual Property licensed to the Company pursuant to inbound license agreements (“Company Licensed IP”)), identifying for each: (i) the current assignee, (ii) the title, (iii) the jurisdiction of application or registration, (iv) the application or registration number, and (v) the filing date.

(c) The development of the Company Intellectual Property has not involved the misappropriation of any Trade Secrets from any third party. The existing claims in the patents and patent applications included in the Company Intellectual Property do not include a claimed invention derived from (conceived by and communicated from) any Person who has a right, title, or interest in such claimed invention and who has not assigned their entire right, title, and interest in and to such Intellectual Property to the Company or, in the case of Company Licensed IP, such Company Licensed IP to the licensor of such Company Licensed IP, as established pursuant to a derivation proceeding under 35 U.S.C. § 135.

(d) With respect to Company Owned IP, the Company is the sole and exclusive beneficial and record owner of each such item of Registered Intellectual Property that is also Company Owned IP (“Company Owned Registered IP”) and, to the Company’s Knowledge, the Company is the sole and exclusive beneficial owner of all other Company Owned IP. To the Company’s Knowledge, all Company Owned Registered IP has been validly assigned to the Company or, in the case of Company Licensed IP, such Company Licensed IP has been validly assigned to the licensor of such Company Licensed IP.

(e) All Company Owned Registered IP is subsisting, valid and enforceable. There is no, and in the past three (3) years there has been no, pending or, to the Company’s Knowledge, threatened Proceeding related to the scope, validity, registrability, patentability, enforceability, priority, inventorship or ownership of any Company Registered Intellectual Property or, to the Company’s Knowledge, any other Company Intellectual Property. None of the Company Owned IP or, to the Company’s Knowledge, any other Company Intellectual Property is or has been subject to any Order or Proceeding that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company, or otherwise adversely affects (including, for the avoidance of doubt, any Order or Proceeding alleging or asserting that any Company Intellectual Property involved misappropriation or derivation of any Intellectual Property of another Person) the validity, scope, use, registrability, patentability, enforceability, priority, inventorship or ownership of any such Company Intellectual Property. All Company Owned Registered IP and, to the Company’s Knowledge, all other Company Registered Intellectual Property has been filed, prosecuted and maintained (as applicable) in accordance with all applicable Laws, including all Laws regarding the duty to disclose and duties of candor.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, to the Company’s Knowledge, the Company owns and possesses all right, title and interest in and to or has the right to use all Company Intellectual Property and all other Intellectual Property Rights used in their business as currently conducted and as currently contemplated to be conducted, free and clear of all Liens. Nothing in this Section 3.13(f) shall be deemed to be a representation that the Company Intellectual Property does not infringe or misappropriate the Intellectual Property Rights of a third party (a “Non-Infringement Representation”). The only Non-Infringement Representations provided by Company under this Agreement are included in Section 3.13(c), the second sentence of Section 3.13(e) and Section 3.13(h).

(g) No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP, and each Company Associate who participated in the creation, invention, development or modification of any Company Owned IP, or any other Intellectual Property Rights for, or by or on behalf of, the Company, has signed a valid, enforceable (except as such

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enforceability may be limited by bankruptcy or insolvency laws or principles of equity) written agreement containing an assignment of all right, title and interest with respect to such Intellectual Property Rights to the Company and confidentiality provisions protecting such Company Intellectual Property, and, to the Company’s Knowledge, there is no material breach under any such agreement (each such agreement, a “Company Associate Agreement”). To the Company’s Knowledge, no Company Associate is in breach of any of its obligations to any other Person (including any current or former employer) as a result of its compliance with the Company Associate Agreement or any of its activities in connection with the Company. To the Company’s Knowledge, no Company Associate has refused to comply with the Company Associate Agreement, or alleged or asserted that any provision of a Company Associate Agreement is inapplicable or unenforceable.

(h) There are no Proceedings, and no Proceeding has been initiated, asserted or, to the Company’s Knowledge, threatened against the Company, relating to any actual, alleged or suspected infringement of any Intellectual Property owned or controlled by a third party.

(i) Section 3.13(i) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company receives or has received funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution that is being or has been used to create, in whole or in part, Company Owned IP.

(j) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all material Trade Secrets included in the Company Owned IP or otherwise disclosed in confidence to the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements and storing such Trade Secrets in a manner that is reasonably expected to maintain the confidentiality of and otherwise protect such Trade Secrets. To the Company’s Knowledge, there has not been any disclosure of or access to any such Trade Secret to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(k) No Proceedings have been or are pending, or to the Company’s Knowledge, threatened in writing, against the Company that allege or assert any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person.

(l) No Proceeding has been initiated, asserted or threatened in writing against a Person by the Company that alleges or asserts any actual, alleged or suspected infringement of any Company Intellectual Property.

(m) The Company IT Systems have adequate capability and capacity to enable the Company to conduct its business, in all material respects, in the manner currently conducted, and there has been no failure of the Company IT Systems that has resulted in a material disruption or interruption in the operation of the Company’s business for the last three (3) years. For the last three (3) years, to the Company’s Knowledge, the Company IT Systems have not had any device or feature designed to disrupt, disable or otherwise impair the functioning thereof or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or the unauthorized disablement of the Company IT Systems, or erasure of any information or data, in each case that would have a material effect on the functioning of the Company IT Systems taken as a whole. Section 3.13(m) of the Company Disclosure Schedule describes the Company’s current back-up, disaster recovery and business continuity plans and procedures.

(n) Except as set forth in Section 3.13(n) of the Company Disclosure Schedule, the consummation of the Merger will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any Company Intellectual Property.

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(o) [***].

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

(v) [***].

(vi) [***].

[***].

3.14 Material Contracts.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule (specifying the appropriate paragraph), the Company is not a party to, or has any obligations, rights or benefits under:

(i) any Contract that restricts or purports to restrict the ability of the Company or any of its controlled Affiliates (including, after the Closing Date, Parent, the Surviving Corporation or any of its Affiliates) to (A) conduct or compete with any line of business or operations or in any geographic area or during any period of time, (B) solicit or engage any customer, vendor or service provider, or (C) beneficially own any assets, properties or rights, anywhere at any time;

(ii) any employment, contractor or consulting Contract with any officer of the Company or any other employee, contractor or consultant, and any employment, contractor or consulting Contract with an employee consultant or contractor that provides for any severance or termination pay (in cash or otherwise) or retention or change in control compensation or benefits to any employee, consultant or contractor;

(iii) any Contract with any professional employer organization or similar entity or Person pursuant to which such entity or Person performs or provides the Company or any Subsidiary thereof with employment, employer and/or human resources-related services (or similar administrative services) in regard to employees and/or Contingent Workers of or working for the Company;

(iv) any Contract for Indebtedness (excluding purchase orders) and any Contract pursuant to which any assets or property of the Company are subject to a Lien;

(v) any lease of personal property or other Contract affecting the ownership of, leasing of, or other interest in, any personal property of the Company;

(vi) any surety or guarantee agreement or other similar undertaking with respect to contractual performance;

(vii) any Contract (including purchase orders) with a supplier or for the purchase of equipment, materials, products, supplies or services by the Company with obligations in excess of [***] in a calendar year;

(viii) any Contract (other than any Contract disclosed under clause (vii)) relating to capital expenditures and involving payments by the Company in excess of [***] in a calendar year;

(ix) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of business in excess of [***];

(x) any Contract (including purchase orders) with a customer in an amount or value in excess of [***] in aggregate in a calendar year;

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(xi) any dealer, distribution, joint marketing, joint venture, partnership, strategic alliance, Affiliate or development agreement or outsourcing arrangement;

(xii) any Contract that contains a right of first refusal, first offer, first negotiation, take or pay, exclusivity, minimum purchase commitments, or “most favored nation” provision in favor of any Person;

(xiii) any Contract providing for the settlement of any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products, Company Controlled Technology, Company Intellectual Property or services of the Company;

(xv) any Contracts under which a third party licenses or provides any Intellectual Property to the Company;

(xvi) any other Contract that requires payments by the Company in excess of [***] which is not cancelable by the Company without penalty within thirty (30) days.

(b) True and complete copies of each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section 3.14(b) as well as Section 3.13(i) of the Company Disclosure Schedule (each, a “Material Contract” and collectively, the “Material Contracts”) have been made available to Parent.

(c) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, and is in full force and effect with respect to the Company and, to the Knowledge of the Company, any other party thereto subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is in material compliance with and has not materially breached, violated or defaulted under, or, to the Knowledge of the Company, received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any Material Contract subject to any material breach, violation or default thereunder, nor does the Company have Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or its Subsidiary or any such other party.

(d) As of the date hereof, the Company has performed all material obligations required to have been performed by the Company prior to the Effective Time pursuant to each Material Contract.

3.15 Interested Party Transactions.

(a) Except as set forth on Section 3.15 of the Company Disclosure Schedule, no (i) Company Securityholder, officer, manager, partner or director of the Company or any Subsidiary of the Company, (ii) Affiliate or immediate family member of any such Person listed in (i), or (iii) Person that any Person listed in (i) or (ii) has or has had an equity or other ownership or financial interest (each, an “Interested Party”), has or has had in the prior three (3) years, directly or indirectly, (A) any interest in property (including real and personal property) or assets (including tangible and intangible assets) used or held for use in the business of the Company, (B) any Person that furnished, licensed or sold, or furnishes, licenses or sells, services, products, or technology that the Company furnishes or sells, or proposes to furnish or sell, (C) any interest in any Person that purchases from or sells, licenses or furnishes to the

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Company, any services, products or technology, (D) any interest in Company SAFEs, or (E) any interest in, or is a party to, any Contract or has any right or claim against the Company or any of their respective assets.

(b) All transactions pursuant to which any Interested Party has purchased any material services, products, or technology from, or sold or furnished any services, products or technology to, the Company that were entered into have been on an arms’ length basis on terms no less favorable to the Company than would be available from an unaffiliated party.

3.16 Permits. The Company possesses and has possessed all Permits required for the operation of its business, and is, and in the last [***] has been, in compliance in all material respects with the terms and conditions of all such Permits. All such Permits are listed on Section 3.16 of the Company Disclosure Schedule. All such Permits are valid and in full force and effect and such Permits constitute all Permits required to permit the Company to operate or conduct their respective businesses or hold any interest in their respective properties, rights or assets.

3.17 Litigation. There is, and in the last [***] there has been, no material action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending, or to the Knowledge of the Company, threatened in writing, against the Company, their respective properties or assets (tangible or intangible) or any of the Company’s employees, officers or directors (in their capacities as such).

3.18 Minute Books. The minutes of the Company made available to Parent contain complete and accurate records of all material actions taken, and summaries of all meetings held, by the equityholders and the Board of Directors (or similar governing body) of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minute books of the Company will be in the possession of the Company.

3.19 Environmental Matters. Except as set forth on Section 3.19 of the Company Disclosure Schedule:

(a) (i) The Company is, and for the last [***] has been, in compliance in all material respects with all applicable Environmental Laws, and (ii) the Company holds and is, and for the last three (3) years has been, in compliance in all material respects with all permits, certificates, licenses, approvals, registrations and authorizations required under all Environmental Laws in connection with the business of the Company (“Environmental Permits”). All Environmental Permits are in full force and effect.

(b) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company may be held responsible, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous Material to or at any location that is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Comprehensive Environmental Response, Compensation, and Liability Information System, or any equivalent list of sites for cleanup under any federal, state or local program.

(c) To the Knowledge of the Company, the Company or any Person for whose conduct the Company may be held responsible, has not Released any Hazardous Material on, in, from, under or at any property now or formerly owned, operated or leased by the Company, except as authorized by, and in compliance with, validly issued Environmental Permits. To the Knowledge of the Company, no Hazardous Material is present or has come to be located in the Environment at any property now or formerly owned, operated or leased by the Company in an amount, manner, condition or concentration that requires any reporting, notification, investigation, remediation, abatement or other response action by the Company pursuant to any Environmental Laws.

(d) To the Knowledge of the Company, there are no active or abandoned underground storage tanks present at, on, or under the real property owned, operated or leased by the Company.

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(e) The Company has not: (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice, demand, complaint or claim under any Environmental Law; or (iii) been subject to or, to the Knowledge of the Company, threatened (orally or in writing) with any governmental or citizen enforcement action with respect to any Environmental Law.

(f) The Company has provided or made available to Parent all documents, records and information possessed by the Company concerning any environmental or health and safety matter relevant to the business of the Company or to any property now or formerly owned, operated or leased by the Company at any time since [***], including environmental audits, environmental risk assessments, site assessments, documentation regarding waste disposal, Environmental Permits, and reports or correspondence submitted to or issued by any Governmental Entity.

3.20 Brokers’ and Finders’ Fees. The Company has not incurred, or will incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent, the Company or the Surviving Corporation incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Company.

3.21 Employee Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each material Company Employee Plan (other than any offer letters that may be terminated without any payment or Liability).

(b) True, complete and correct copies of the following documents, with respect to each material Company Employee Plan, where applicable, have previously been made available to Parent: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any Governmental Entity.

(c) Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.

(d) (i) Each Company Employee Plan is, and has been established, operated, and administered in all material respects in compliance with applicable Laws and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. (ii) No claim, litigation or governmental or administrative proceeding, audit, investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such claim, litigation, audit, investigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

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(e) No Company Employee Plan is and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to or had any Liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f) No Company Employee Plans provide health care or any other non-pension benefits to any employees or other service providers after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law), and the Company has no obligation to provide such post-termination benefits.

(g) The Company has not announced its intention to modify or terminate any material Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. No Company Employee Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(h) No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

3.22 Employment.

(a) The Company (i) is, and at all times during the past four (4) years has been, in compliance, in all material respects, with all applicable Laws and collective bargaining agreements and arrangements, in each case respecting labor and employment matters, including Laws relating to employment practices, work authorization and immigration (including the Immigration Reform and Control Act of 1986 and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996 (IIRIRA)), terms and conditions of employment, fair employment practices, discrimination, harassment, retaliation, whistleblowing, disability, fair labor standards, workers compensation, wrongful discharge, immigration (including the requirements of the Immigration Reform Control Act of 1986), occupational safety and health, family and medical leave, wages and hours, (including with respect to overtime, minimum wage, California wage and hour laws, and meal and rest breaks), the classification of Contingent Workers, and employee terminations, and in each case, with respect to any current or former employee, consultant, independent contractor, manager, partner or director of the Company or any ERISA Affiliate, and (ii) has withheld and reported all amounts required by applicable Laws or by agreement to be withheld and reported with respect to wages, salaries, bonuses, commissions, fees and any other compensation, remuneration and payments to any current or former employee, consultant, independent contractor, manager, partner or director of the Company except as would not reasonably be expected to result in a material Liability to the Company. There are no, and at no time during the past four (4) years have there been any, actions, suits, litigations, governmental audits, governmental investigations, internal investigations arbitrations, claims or administrative matters or proceedings pending, or to the Knowledge of the Company, threatened in writing, against the Company relating to any employment or labor matter. Except as would not reasonably be expected to result in a material Liability to the Company, to the extent that the Company has engaged or engages the services of any Person as an independent contractor, consultant, temporary or leased worker, or other servant or agent who is or has been classified and treated as other than an “employee” and/or compensates or has compensated such Person other than through wages paid through payroll and reported on a form W-2 (each such Person, a “Contingent Worker”), the Company has properly classified and treated all such Persons in accordance with applicable Laws in all material respects, and for purposes of all employee benefit plans and perquisites.

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(b) None of the employment policies or practices of the Company is currently being audited, or, to the Knowledge of the Company, investigated or subject to imminent audit by any Governmental Entity. The Company is not, nor within the last four (4) years has been, subject to any material order, decree, injunction, fine, penalty or judgment by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(c) Section 3.22(c) of the Company Disclosure Schedule contains a complete and accurate list of the employees of the Company as of immediately prior to Closing and shows with respect to each such employee (i) the employee’s name, position held, and principal place of employment, (ii) base salary, hourly wage rate, and/or commission rate(s), as applicable, including each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and/or exempt or non-exempt for state wage and hour law purposes, bonus eligibility for the current year, (iii) the date of hire, and (iv) leave status. With respect to each Contingent Worker as of immediately prior to Closing, Section 3.22(c) of the Company Disclosure Schedule sets forth each such Contingent Worker’s role in the business of the Company, location, and fee or compensation arrangements.

(d) Except as set forth on Section 3.22(d) of the Company Disclosure Schedule, all employees of the Company are employed on an at-will basis.

(e) The Company is not a government contractor or subcontractor for purposes of any Laws with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

3.23 Insurance. Section 3.23 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Company’s inception for which an insurance carrier has denied. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

3.24 Regulatory. Since inception of the Company, the Company has been and is in compliance in all material respects with applicable Health Care Laws. The Company has filed with the applicable Governmental Entities (including the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all required filings, representations, declarations, listings, registrations, reports or submissions. All such filings, representations, declarations, listings, registrations, reports or submissions were in compliance in all material respects with applicable Health Care Laws when filed, and no material deficiency has been asserted by any applicable Governmental Entity with respect to any such filings, representations, declarations, listing, registrations, reports or submissions. The Company has not received any material written, or to the Company’s Knowledge, oral, notice or other material correspondence from any Governmental Entity, including the FDA or any other Governmental Entity, with respect to any Company Product. There is no pending or threatened action, suit, claim, order, injunction, investigation or proceeding of any nature pending or threatened, or enforcement of any sort arising under any Health Care Law, the FDA or any other Governmental Entity regarding the Company. All Company Products are being and have been developed, manufactured, distributed, used, processed, packaged, labeled, stored and tested in material compliance with applicable Health Care Law. The Company has not made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Entity responsible for enforcement or oversight with respect to Health Care Laws, or failed to disclose a material fact required to be disclosed to the FDA or other such Governmental Entity. All applications, notifications, submissions, information, claims, reports and statistics and other data that have been utilized, or prepared with the intention to be utilized, as the basis for or submitted in connection with any regulatory or marketing approvals or Permits from the FDA or any other Governmental Entity relating to the Company Products

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were true, correct and complete in all material respects as of the date of preparation and submission, as applicable, and any necessary or required update, change, correction or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Entity. The Company has not received any Form FDA 483, warning letter, untitled letter, or other similar written notice or communication from the FDA or any other Governmental Entity alleging that the Company has violated or failed to comply with applicable Health Care Laws of the FDA or other Governmental Entity, including with respect to activities involving any Company Product. None of the Company, any Person(s) engaged by the Company who have performed work related to the Company Products, nor any equity holder with five (5) percent or greater interest, has been convicted of any crime or is or has been debarred, excluded or disqualified under applicable Health Care Laws, including 21 U.S.C. Section 335a, or, to the Company’s Knowledge has engaged in any conduct that has resulted, or would reasonably be expected to result, in such criminal conviction or debarment, exclusion or disqualification. No action that would reasonably be expected to result in any such criminal conviction, debarment, exclusion or disqualification are pending or threatened against the Company, any Person(s) engaged by the Company who have performed work related to the Company Products, or such equity holders, and, to the Company’s Knowledge and the Company, there is no fact that could reasonably give rise to such an action.

3.25 Cybersecurity; Data Protection. The Company’s and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, and to the Company’s Knowledge, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including “Personal Data,” used in connection with their businesses. “Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (ii) “personal data” as defined by the European Union General Data Protection Regulation (EU 2016/679) (“GDPR”); (iii) any information which would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. To the Company’s Knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to Personal Data, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its subsidiaries are and have been in material compliance with all applicable laws, directives or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification. The Company and its subsidiaries have taken all necessary actions to materially comply with the GDPR and all other applicable laws and regulations with respect to Personal Data, and for which any non-compliance with same would be reasonably likely to create a material liability.

3.26 Compliance with Laws. Except as set forth on Section 3.26 of the Company Disclosure Schedule, the Company is conducting, and has conducted in the last [***], its business in compliance in all material respects with all Laws applicable to the Company. None of the Company is, or has been, (a) in violation of any Laws applicable to the Company in any material respect or (b) received written notice of violation of any Laws applicable to the Company that remains uncured.

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3.27 Export Controls and Governmental Sanctions. Except as set forth on Section 3.27 of the Company Disclosure Schedule, the Company, its predecessor, and its current and former Subsidiaries have at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws, and, except as specifically authorized by a Permit, license exception, or other permit or applicable authorization of a Governmental Entity, or except as set forth as an exception on Section 3.27 of the Company Disclosure Schedule, have not: (a) exported, reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.); (b) exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity (i) designated as a Specially Designated National or appearing on OFAC’s Consolidated Sanctions List, or (ii) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (iii) on the Debarred List of the Directorate of Defense Trade Controls (if applicable); (c) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or that have been or will be used, transshipped or diverted contrary to applicable U.S. trade controls; (d) exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from Cuba, Crimea, Iran, Libya, North Korea, Syria, or Sudan during a time at which such country/region and/or its government was subject to U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order; (e) manufactured any defense article as defined in the ITAR, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; (f) imported any goods except in full compliance with the import and customs laws of the United States, including but not limited to Title 19 of the United States Code, Title 19 of the Code of Federal Regulations, and all other regulations administered or enforced by the Bureau of Customs and Border Protection; or (g) violated the antiboycott prohibitions, or failed to comply with the reporting requirements, of the EAR (15 C.F.R. § 760) and the Tax Reform Act of 1976 (26 U.S.C. § 999). The Company has obtained all required Permits for each item made or exported by the Company, and has obtained or identified the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR) for each item. The Company has in place adequate controls to ensure compliance with any applicable laws pertaining the export and import of goods, services, and technology, including without limitation the EAR, the ITAR, the U.S. economic sanctions administered by OFAC, and the import and customs laws. Neither the Company, nor its predecessors, has undergone or is undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to export, import, or other trade-related activity. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to exports, imports, or other trade-related activity by the Company nor its predecessors. No authorization from any Governmental Entity for the transfer to the Surviving Corporation of any Permits material to the Company’s or any of its Subsidiary’s business is required, or such authorization can be obtained expeditiously without material cost.

3.28 Foreign Corrupt Practices and Anti-Bribery. Neither the Company nor any of its respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any other Person, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where the Company conducts business, if the Company

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or such Subsidiary were subject thereto, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. To the Knowledge of the Company, the Company has in place adequate controls and systems to ensure compliance with applicable laws pertaining to anticorruption, including the FCPA, in each of the jurisdictions in which the Company currently does business or has done business in the last five (5) years. To the Knowledge of the Company, no event, fact or circumstance has occurred in the five (5) years prior to the date hereof or exists that is reasonably likely to result in a finding of noncompliance with any applicable law relating to anticorruption. Neither the Company nor any of their respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has taken or failed to take any action which would cause the Company or any such Subsidiary to be in violation of the FCPA, or any rules or regulations thereunder if such law, rules and regulations were applicable thereto. Neither the Company nor any of their respective directors, managers, partners, officers or employees nor, to the Knowledge of the Company, any third party representative of the Company with respect to any matter relating to the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity, or to obtain an improper advantage in order to assist the Company or any such Subsidiary, or any third-party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall include any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, manager, director or employee of any Governmental Entity.

3.29 Bank Accounts. Section 3.29 of the Company Disclosure Schedule lists the names, account numbers, authorized signatories and locations of all banks and other financial institutions at which the Company has an account or safe deposit box and the name of each Person authorized to draft on or have access to any such account or safe deposit box.

3.30 No Other Representation and Warranties; Non-Reliance; Due Diligence. [***].

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent hereby represents and warrants to the Company as of the date hereof and as of the Closing, except as disclosed in the Parent SEC Reports (including exhibits and other information incorporated by reference therein) filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”) (but excluding any forward looking disclosures or “risk factors” disclosure, except in each case for statements of historical fact regarding Parent contained therein):

4.1 Organization. Each of Parent and Merger Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of incorporation or formation and has the requisite corporate or company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing

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would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. The copies of the Certificate of Incorporation and By-Laws of Parent most recently filed with the SEC are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the certificate of incorporation and bylaws of Merger Sub, as amended to the date of this Agreement. Such certificates of incorporation and bylaws and such certificate of formation and operating agreement are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents.

4.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, including in the case of Merger Sub, the requisite approval of its stockholders, and no other corporate on the part of Parent or Merger Sub are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby (other than, with respect to the Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Related Agreement to which any of Parent or Merger Sub is party has been duly and validly executed and delivered by such first Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such first Person, enforceable against such first Person in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The adoption of this Agreement by Parent, as sole stockholder of Merger Sub, is the only vote of stockholders required in order for Merger Sub to consummate the Merger, which adoption has been received as of the date hereof.

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or any of Merger Sub is a party, and the consummation of the Merger or any other transactions contemplated hereby and thereby, will not result in a Conflict under (a) any provision of any organizational documents of Parent or Merger Sub, (b) any Contract to which Parent or Merger Sub is a party or by which any of Parent’s or Merger Sub’s respective properties or assets may be bound, or (c) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), except, in the case of clauses (b) and (c), where such Conflict, individually or in the aggregate, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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4.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, Parent or any Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreement to which Parent or any Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for (a) the filing of a Certificate of Merger as provided in Section 2.2, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (c) those required for compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws and the rules of Nasdaq in connection with the issuance and listing on Nasdaq of the shares of Parent Common Stock issuable in the transactions contemplated by this Agreement.

4.5 Parent Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent is 120,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, none of which are outstanding. All of the outstanding shares of capital stock of Parent were duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 4.5, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by Merger Sub relating to the issued or unissued capital stock of Merger Sub or obligating Merger Sub to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Merger Sub.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non‑assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Liens, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Merger.

4.6 Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws, and be listed on Nasdaq. All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the [***] Milestone Shares, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of Parent Common Stock.

4.7 Parent SEC Reports.

(a) Since January 1, 2020, Parent has timely filed with the SEC all reports, schedules, forms, statements or other documents required to be filed or furnished by it under the Exchange Act and the rules of Nasdaq (collectively, the “Parent SEC Reports”). Such reports, including any financial statements or schedules included therein, (i) as of their respective dates or, if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) when filed, complied in all material respects with the applicable requirements of the Exchange Act, Sarbanes-Oxley Act, and the applicable rules and regulations of the SEC thereunder. True, correct, and complete copies of all of the Parent SEC Reports are publicly available on EDGAR. To the Knowledge of Parent, none of the Parent SEC Reports are the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Reports.

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(b) Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c) The audited consolidated balance sheet of Parent dated as of December 31, 2020 contained in the Parent SEC Reports filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent maintains disclosure controls and procedures required by Rule 13a‑15 or Rule 15d‑15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

4.8 Securities Law Matters.

(a) The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Parent.

(b) Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq for the continued listing of the Parent Common Stock thereon.

(c) Trading in shares of the Parent Common Stock on Nasdaq is not currently halted or suspended. To the Knowledge of Parent, no delisting, suspension oftrading or cease trading order with respect to any securities of Parent is pending or threatened. To the Knowledge of Parent, as of the date of this Agreement, no inquiry, review or investigation of Parent by any securities commission or similar regulatory authority under applicable U.S. Securities Laws or Nasdaq is in effect or ongoing.

4.9 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any Parent Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10 Compliance. Since [***], Parent and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Entity applicable to their respective businesses or operations, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.11 Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits

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for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.12 Litigation. There is no action, suit, claim, litigation, investigation, arbitration or proceeding of any nature pending or, to the knowledge of Parent, threatened in writing (i) against or involving Parent or Merger Sub, any of their respective Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or any Related Agreement or that would reasonably be expected to affect the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Related Agreement to which it is a party or prevent or materially impede or delay the consummation of the transactions contemplated hereby or thereby. There is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of Parent, investigation by any Governmental Entity involving, Parent, any of its Subsidiaries that would reasonably be expected to affect the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Related Agreement to which it is a party or prevent or materially impede or delay the consummation of the transactions contemplated hereby or thereby.

4.13 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

4.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.15 Financial Capability. Parent has sufficient funds to pay the Closing Consideration and the aggregate Milestone Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

4.16 No Other Representation and Warranties. [***].

Article 5

[RESERVED]

Article 6

ADDITIONAL AGREEMENTS

6.1 [Reserved].

6.2 Confidentiality.

(a) Each of the parties hereto hereby agrees that the disclosure of information obtained hereunder or pursuant to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be governed by the terms of the Confidentiality Agreement dated as of August 20, 2021, between the Company and Parent (the “NDA”); provided, that the NDA shall terminate and be of no further force and effect effective as of the Closing; provided, further, that notwithstanding anything to the contrary set forth herein or therein, Parent shall not be restricted from making disclosures required by applicable securities laws or under applicable stock exchange rules if Parent makes available to the Company any such disclosure (solely to the extent it would have otherwise been restricted by the NDA) and considers in good faith the inclusion of any reasonable and timely comments provided to Parent by the Company. The Securityholder Representative shall hold in confidence all documents and information furnished to it in connection with the transactions contemplated hereby.

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(b) Notwithstanding the foregoing, Parent shall ensure that all [***] Confidential Information shall not be used by Parent, any of its Affiliates or any of their respective representatives except solely for the purposes of this Agreement, shall be maintained in confidence by such Persons, and shall not otherwise be disclosed to any other Person, without the prior written consent of the Company, if prior to the Closing or the Securityholder Representative, if after the Closing except to the extent that the [***] Confidential Information (i) is lawfully disclosed to the receiving party by sources (other than the disclosing party) rightfully in possession of the [***] Confidential Information through no breach or violation of any existing confidentiality obligation or duty, or (ii) becomes published or generally known to the public, without any receiving party violating this Section 6.2(b). Notwithstanding the foregoing, this Section 6.2(b) shall not prohibit Parent from disclosing [***] Confidential Information to the extent required (1) by applicable securities laws or under applicable stock exchange rules if Parent makes available to the Company if prior to the Closing, or to the Securityholder Representative if after the Closing, any such disclosure (solely to the extent it would have otherwise been restricted by this Section 6.2(b)) and considers in good faith the inclusion of any reasonable and timely comments provided to Parent by the Company or the Securityholder Representative, as applicable, or (2) to enforce the terms of this Agreement. For purposes of this Section 6.2(b), “[***] Confidential Information” shall mean any information disclosed or made available by or on behalf of the Company or any representative thereof to Parent, any of its Affiliates or any of their respective representatives in connection with the Letter of Intent, this Agreement, the Related Agreements and the transactions contemplated hereby and thereby in each case to the extent related to the [***] Company, including, without limitation, any such information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, contractual negotiations or legal proceedings; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, employee information (which may include personably identifiable information), reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.

6.3 Public Disclosure. Parent and the Company agree to issue a press release announcing this Agreement and the Closing in the form attached as Annex B. Except as expressly provided for herein, the Company shall not (nor shall it authorize any Company Securityholder or the Securityholder Representative to), directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of Parent or as expressly provided for herein. Notwithstanding anything herein to the contrary, following Closing, the Securityholder Representative shall be permitted to: (i) after the public announcement of the Merger, announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the terms hereof not already otherwise publicly announced; and (ii) disclose information as required by law or to advisors and representatives of the Securityholder Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

6.4 FIRPTA Compliance. At or prior to the Closing, the Company shall deliver to Parent a properly executed statement and executed notice to the IRS dated within thirty (30) days of the Closing Date (with written authorization for Parent to deliver such notice to the IRS) in a form reasonably acceptable

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to Parent under Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h)(2), as applicable (“FIRPTA Compliance Certificate”).

6.5 [Reserved].

6.6 [Reserved].

6.7 [Reserved].

6.8 [Reserved].

6.9 Resignation of Officers and Directors. The Company shall cause each officer and director (or similar positions) of the Company, respectively, to execute a resignation and release letter in the form attached hereto as Exhibit F (the “Director and Officer Resignation Letter”), effective as of the Effective Time (unless otherwise instructed in writing by Parent prior to the Closing).

6.10 [Reserved].

6.11 Termination of Employees and Consultants. Subject to, and effective as of immediately prior to, the Closing, the Company shall terminate or otherwise end the service of all employees and consultants of the Company.

6.12 [Reserved].

6.13 Indemnification of Officers and Directors.

(a) Prior to the Closing Date, the Company shall purchase and fully pay the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) (the “D&O Tail Insurance”) for directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each director and executive office of the Company as of immediately prior to the Closing.

(b) The indemnification, advancement of expenses and exculpation provisions applicable to current and former directors, officers and employees of the Company as set forth in the Charter Documents as of the date hereof are incorporated herein by reference as if set forth herein in full and made an integral part of this Agreement. Parent agrees that all rights to indemnification, advancement of expenses and exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company (the “D&O Indemnified Parties”) provided for therein shall continue for six (6) years after the Closing Date (or, if longer, during the continuation of any claim which was asserted during such time period). Nothing set forth herein shall require the maintenance or continuation of any provision of the organizational documents of the Company by Parent, its Affiliates (including the Surviving Corporation) or any of its successors, and it is intended that this Section 6.13(b) is a full and complete alternative in lieu thereof.

(c) The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the prior written consent of such D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties shall be third party beneficiaries of this Section 6.13 and shall be entitled to enforce the covenants contained herein).

6.14 [Reserved].

6.15 [Reserved].

6.16 Additional Covenants.

(a) Parent shall deliver to the Securityholders Representative, prior to the issuance, if any, of the [***] Milestone Shares, documentation from The Nasdaq Stock Market LLC evidencing that the application for the Listing of Additional Shares covering the [***] Milestone Shares has been submitted,

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and Parent shall take all actions necessary to cause such shares of Parent Common Stock to be listed on Nasdaq from and after the issuance thereof hereunder.

(b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

(c) Schedule I is hereby incorporated by reference into, and made an essential part of, this Agreement. Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, abide by, and timely perform, all of Parent’s, Merger Sub’s and its Affiliate’s obligations set forth in Schedule I in full.

Article 7

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and which has the effect of making the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby illegal or otherwise prohibiting or preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby.

(b) No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, this Agreement, any of the Related Agreements or any of the transactions contemplated hereby or thereby shall be in effect.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company in this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” “Company Material Adverse Effect” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) the Company and the Company Securityholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b) [Reserved].

(c) Joinder Agreements, Letters of Transmittals and Certification Forms. Parent shall have received executed Joinder Agreements signed by the Company Securityholders, Certification Forms from each Company Securityholder who is an Accredited Investor, and duly executed and completed Letters of Transmittals from Company Securityholders that hold shares of Company Capital Stock and Company Options that, taken together, constitute 100% of the Fully Diluted Share Count as of immediately prior to the Closing, each of which shall be in full force and effect.

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(d) [Reserved].

(e) Employment and Consultants. Parent shall have received reasonably acceptable documentation that each (i) employee of the Company and (ii) consultant of the Company shall have ceased their employment or service relationship, as the case may be, with the Company, subject to, and effective as of immediately prior to, the Closing. Parent shall also have received an executed release agreement from each such employee and consultant who is not a party to the Joinder Agreement, in form and substance reasonably acceptable to the Parent.

(f) Resignation of Officers and Directors. Parent shall have received from each officer and director of the Company as of immediately prior to the Closing a Director and Officer Resignation Letter.

(g) Certificates of the Company. Parent shall have received (i) a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 7.2(g) have been satisfied, and (ii) the Closing Statement in accordance with Section 2.9.

(h) Certificate of Secretary of the Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger, this Agreement, the Related Agreements to which the Company is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by the Board of Directors and the Stock Plan was terminated, effective as of the Closing), and (iii) the valid adoption of this Agreement and approval of the Merger, the Related Agreements to which the Company is or will be a party and the other transactions contemplated hereby and thereby, in each case, by the Stockholder Consent whereby all requisite approvals by the Company of this Agreement, the Merger, the Related Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby were obtained.

(i) FIRPTA Compliance Certificate. Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(j) Section 280G Payments. The Company shall have delivered to Parent evidence of the 280G Stockholder Approval in form and substance reasonably acceptable to Parent.

(k) Spreadsheet. Parent shall have received from the Company the Spreadsheet in form and substance reasonably acceptable to Parent.

(l) Invention Assignment Agreements. The Company shall have delivered to Parent the duly executed invention assignment agreements in the form attached at Schedule 7.2(l) for any Person listed on Schedule 7.2(l).

(m) [***] Documentation. The Company shall have delivered to Parent a copy of the duly executed [***].

(n) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, and having been executed and delivered by the Securityholder Representative, shall be in full force and effect.

(o) Transition Services Agreements. Parent shall have received (i) a duly executed Primary TSA from the Key Consultant, (ii) a duly executed Additional TSA #1 from Additional Consultant #1 and (iii) a duly executed Additional TSA #2 from Additional Consultant #2.

(p) Covenant Agreement. Parent shall have received a duly executed Covenants Agreement from the Person listed on Annex A-4.

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7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be (A) true and correct as of the date hereof and (B) true and correct in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of the Closing as though such representations and warranties were made as of the Closing, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects (without giving effect to “material,” “material adverse effect,” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement and the Related Agreements required to be performed and complied with by such parties as of or prior to the Closing.

(b) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent and on its behalf to the effect that, as of the Closing, the conditions set forth in Section 7.3(a) have been satisfied.

(c) Escrow Agreement. The Escrow Agreement, dated as of the Closing Date, and having been executed and delivered by Parent and the Escrow Agent, shall be in full force and effect.

(d) Payment of Estimated Transaction Expenses. Parent shall have delivered to the Company documentation reasonably satisfactory to the Company evidencing payment of the Estimated Transaction Expenses, in each case to the applicable counterparty.

(e) Certificate of Secretary of Parent. The Company shall have received a certificate, validly executed by the Secretary of Parent, certifying as to the valid adoption of resolutions of the Board of Directors of Parent (whereby the Merger, this Agreement, the Related Agreements to which Parent is or will be a party, the payment and/or issuance and delivery of the [***] Milestone Shares to the Company Securityholders, as applicable, of the Closing Consideration and any Milestone Consideration, and the other transactions contemplated hereby and thereby were unanimously approved by such Board of Directors).

(f) Certificate of Secretary of Merger Sub. The Company shall have received a certificate, validly executed by the Secretary of Merger Sub, certifying as to the valid adoption of resolutions of the Board of Directors of Merger Sub (whereby the Merger, this Agreement, the Related Agreements to which Merger Sub is or will be a party, and the other transactions contemplated hereby and thereby were unanimously approved by its Board of Directors).

Article 8

TAX MATTERS

8.1 Tax Returns.

(a) Tax Returns. Parent shall prepare and file or shall cause to be prepared and filed all Tax Returns required to be filed by the Company after the Closing Date for Pre-Closing Tax Periods, including Tax Returns with respect to a Straddle Period, it being understood that, all Taxes indicated as due and payable on such Tax Returns shall be the responsibility of the Indemnifying Holders to the extent such Indemnifying Holders are liable for such Taxes under Section 9.2(a). Such Tax Returns shall be prepared in accordance with past practices and customs unless otherwise required by applicable law. Parent shall provide the Securityholder Representative with a draft of each such Tax Return no later than 30 days (or, in the case of a non-income Tax Return, as soon as reasonably practicable) prior to the due date for filing thereof (taking into account all available extensions) for the Securityholder Representative’s review and

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comment and shall consider in good faith any reasonable comments provided in writing by the Securityholder Representative within 20 days (or, in the case of any such Tax Return due fewer than 30 days after the Closing Date, provided in writing by the Securityholder Representative at least 5 days prior to the due date thereof) after the Securityholder Representative’s receipt of such Tax Returns.

8.2 Tax Contests. Parent shall promptly notify the Securityholder Representative in writing upon receipt by Parent or the Company of notice in writing of any audit or other administrative proceeding or inquiry or judicial proceeding involving Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 9.2 (a “Tax Contest”); provided, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article 9 except to the extent that such other party is actually and materially prejudiced thereby. Parent shall have the exclusive right to control and conduct any Tax Contest; provided, that, Parent (i) shall keep the Securityholder Representative reasonably informed of all material developments on a timely basis, and shall provide to the Securityholder Representative copies of any written material correspondence received from the Tax authority related to such Tax Contest as reasonably requested by the Non-Controlling Party, (ii) shall permit the Securityholder Representative, at its own expense, to attend and participate in all conferences, meetings and proceedings relating to such Tax Contest, and (iii) shall not, without the prior written consent of the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement of such Tax Contest. In the event of any conflict or overlap between the provisions of this Section 8.2 and Section 9.6, the provisions of this Section 8.2 shall control.

8.3 Straddle Periods. For purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any such Taxes that are allocable to the Pre-Closing Tax Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books (and for such purpose, the Tax period of any controlled foreign corporation, partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of days in the entire period.

8.4 Tax Cooperation. Parent, the Company, their respective Subsidiaries and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other parties hereto, in connection with the filing, preparation and review of Tax Returns, and any Tax audits, Tax proceedings or other Tax-related claims (including claims under this Agreement). Such cooperation shall include providing records and information that are reasonably relevant to any such matters and in their possession (or if not in their possession, if reasonably able to obtain), making employees available on a mutually convenient basis to provide additional information, and explaining any materials provided pursuant to this Section 8.4. Parent, the Company, their respective Subsidiaries and the Securityholder Representative shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents in their possession or under their control supporting Tax Returns of the Company for Pre-Closing Tax Periods until the seventh (7th) anniversary of the Closing Date.

8.5 Transfer Taxes. All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes and fees incurred in connection with the transactions pursuant to this Agreement (“Transfer Taxes”) shall be borne [***]. The party required by applicable Law to file any Tax Return with respect to Transfer Taxes shall do so in the time and manner prescribed by applicable Law.

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Article 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; ESCROW

9.1 Survival of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or the Certificates shall survive until the first (1st) anniversary of the Closing Date (the “Survival Date”); provided, that in the event of any breach of any such representation or warranty that results from Fraud committed by or on behalf of the Company, such claim shall survive without limitation; provided, further, that (a) [***] shall survive until the [***], (b) the representations and warranties of the Company contained in [***] (and the portion of the Certificates relating thereto) shall survive until the [***] of the Closing Date, and (c) that the representations and warranties of the Company contained in [***] shall survive until [***]. The representations and warranties of Parent and Merger Sub contained in Article 4 of this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall survive until the later of (i) the [***] of the Closing Date or (ii) the [***] of the [***] Milestone Shares (assuming the [***] Milestone is triggered); provided, that in the event of any breach of any such representation or warranty that results from Fraud committed by or on behalf of Parent or Merger Sub, such claim shall survive without limitation; provided, further, that the representations and warranties of Parent contained in [***] (and the portion of the Certificates relating thereto), shall survive until [***]. If an Officer’s Certificate complying with the requirements of Section 9.4(a) is delivered before the date on which such representation, warranty or indemnity ceases to survive hereunder, then the right to indemnification under this Article 9 shall survive for all Losses asserted therein and all other Losses reasonably relating to the breach(es) alleged therein shall survive for the benefit of all the Parent Indemnified Parties, on the one hand, or the Company Indemnified Parties, on the other hand (each, an “Indemnified Party”) beyond the expiration of the applicable survival period for such representation, warranty or indemnity until such claims are fully and finally resolved, in each case subject to the provisions of this Article 9. The parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. For clarity, any covenant or obligation applicable to Parent, Company or Merger Sub contained in this Agreement and required to be performed or complied with prior to, as of or after, the Closing shall survive until its satisfaction in accordance with the terms of this Agreement.

9.2 Indemnification.

(a) By virtue of the Merger, subject to the provisions of this Article 9, from and after the consummation of the Merger, each of the Indemnifying Holders agrees, severally (based on such Indemnifying Holder’s Pro Rata Share of each Loss covered by this Section 9.2(a)) and not jointly, to indemnify and hold harmless the Parent Indemnified Parties, from and against, and shall compensate and reimburse the Parent Indemnified Parties for, all Losses incurred by the Parent Indemnified Parties, or any of them (including the Surviving Corporation), to the extent arising under, in connection with or as a result of the following (the “Indemnifiable Matters”):

(i) any breach of a representation or warranty of the Company contained in (A) Article 3 of this Agreement, (B) any Related Agreement or (C) any Certificate,

(ii) any amounts paid or payable by Parent with respect to any Dissenting Shares to the extent such payments exceed the amount of Merger Consideration to which the Person would have been entitled pursuant to this Agreement in respect of such Dissenting Shares of such Person but for the exercise of appraisal rights with respect to such Dissenting Shares,

(iii) (A) any inaccuracy or omission in the Spreadsheet that results in any Person being paid more or less than such Person’s applicable portion of the Merger Consideration or (B) any

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Person being omitted as a Company Securityholder therein who claims to be or is entitled to a portion of the Merger Consideration pursuant to this Agreement and applicable Law,

(iv) any Transaction Expenses or Indebtedness of the Company not accounted for or otherwise resolved in the calculation of the Closing Adjustment pursuant to Section 2.9, and/or

(v) any Pre-Closing Taxes, except to the extent taken into account in the final calculation of Closing Net Debt Amount.

(b) For the purpose of Section 9.2(a)(i) only (and excluding any breach of Sections 3.8 or 3.9), when determining the amount of Losses suffered by an Indemnified Party as a result of any breach of any representation or warranty of the Company that is qualified or limited in scope as to material, material adverse effect, Company Material Adverse Effect or any other materiality qualifications or limitations shall be deemed to be made or given without such qualification or limitation.

(c) The Indemnifying Holder, solely in its capacity as an indemnifying party under this Article 9, shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent or any of their respective Affiliates with respect to any Loss claimed by a Parent Indemnified Party.

(d) The Company and the Securityholder Representative (on behalf of the Company Securityholders) have agreed that the Parent Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article 9 relating to the representations, warranties and obligations of the Company or the Securityholder Representative are part of the basis of the bargain contemplated by this Agreement.

(e) This Article 9 shall constitute the sole and exclusive remedy of the Indemnified Parties after the Closing with respect to any and all claims based upon or arising out of any breach or inaccuracy of, or failure to perform, any representation, warranty, agreement or obligation of the Company set forth in this Agreement, any Related Agreement or Certificate or otherwise relating to the subject matter of this Agreement, any Related Agreement or Certificate or the transactions contemplated hereby or thereby, provided, that notwithstanding anything herein to the contrary, nothing in this Section 9.2(e) shall limit the rights or remedies of any Indemnified Party (i) for claims under this Article 9 arising from Fraud against the Person that committed such Fraud, (ii) against a signatory to a Related Agreement (other than the Company) for breaches of such Related Agreement by such signatory, (iii) with respect to specific performance, injunctive and other non-monetary equitable relief or (iv) any failure by Parent, Company or Merger Sub to perform or comply with any covenant or agreement applicable to such party contained in this Agreement and required to be performed or complied with prior to, as of or after the Closing (such rights and remedies, collectively, “Excluded Claims”). In furtherance of the foregoing, each Indemnified Party hereby waives, to the fullest extent permitted under Law, from and after Closing, any and all rights, claims, causes of action and remedies based upon or arising out of any breach or inaccuracy of, or failure to perform, any representation, warranty, agreement or obligation of the Company set forth in this Agreement, any Related Agreement or Certificate or otherwise relating to the subject matter of this Agreement, any Related Agreement or Certificate or the transactions contemplated hereby or thereby that such Indemnified Party may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 9 and except with respect to Excluded Claims.

9.3 Maximum Payments; Remedy.

(a) The Parent Indemnified Parties shall not be entitled to any recovery resulting from Section 9.2(a)(i) until such time (if at all) as the total amount of all Losses for which the Parent Indemnified Parties are entitled to indemnification under Section 9.2(a)(i) exceeds $[***] in the aggregate (the “Basket”) and in such event, the Parent Indemnified Parties shall, subject to the limitations set forth in the remaining subsections of Section 9.3, be entitled to be indemnified against and compensated and

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reimbursed for all Losses from the first dollar of Losses, including the Basket; provided, that the limitation set forth in this sentence of Section 9.3(a) shall not apply to any indemnification claims relating to any breach of any representation or warranty that results from Fraud committed by or on behalf of the Company. [***].

(b) Except in the case of any breach of a representation or warranty hereunder that results from Fraud committed by or on behalf of the Company prior to the Closing in connection with the transactions contemplated hereby, the maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder under Sections 9.2(a)(i) and 9.2(a)(iv) shall be limited to such Indemnifying Holder’s Pro Rata Share of the then-available Escrow Fund (such amount, the “General Cap”); provided, that (i) in the case of any breach or inaccuracy of the Special Representations, the maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder shall be limited to such Indemnifying Holder’s Pro Rata Share of $[***] (such amount, [***], the “Special Cap”) and (ii) in the case of any breach of the Fundamental Representations, the maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder hereunder shall be limited to the aggregate consideration actually received (or receivable under the Milestone Consideration in connection with the exercise of the Offset Right) by such Indemnifying Holder pursuant to this Agreement (the “Indemnifying Holder Proceeds”). Except for Fraud committed by such Indemnifying Holder, no Indemnifying Holder shall be liable for any Fraud committed by the Company or any if its directors, officers, employees, advisors, agents or representatives beyond such Indemnifying Holder’s Indemnifying Holder Proceeds. Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against an Indemnifying Holder, or remedies available to a Parent Indemnified Party, for any breach of a representation or warranty hereunder that results from such Indemnifying Holder’s Fraud committed in connection with the transactions contemplated hereby.

(c) Except in the case of any breach of a representation or warranty that results from Fraud committed by or on behalf of the Parent prior to the Closing in connection with the transactions contemplated hereby, the maximum amount that the Company Indemnified Parties may recover [***] (the “Parent General Cap”); provided, that in the case of any breach of the Parent Fundamental Representations, the maximum amount that the Company Indemnified Parties may recover from each Parent and Merger Sub shall be limited to the aggregate Indemnifying Holder Proceeds (assuming for this purpose all Merger Consideration has been paid). Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against Parent, or remedies available to a Company Indemnified Party, for any breach of a representation or warranty hereunder that results from Fraud committed by or on behalf of the Parent in connection with the transactions contemplated hereby.

(d) The maximum amount that the Parent Indemnified Parties may recover from each Indemnifying Holder under Section 9.2(a) shall be limited to the Indemnifying Holder Proceeds.

(e) Nothing in this Article 9 (except as provided in Section 9.9) shall limit the Liability of any party hereto for any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement if the Merger does not close.

(f) For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss.

(g) [***].

(h) No Losses may be claimed under Section 9.2(a) by any Indemnified Party to the extent such Losses are included in the calculation of the Closing Net Debt Amount as finally determined under Section 9.2(d).

(i) [***].

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9.4 Claims for Indemnification; Resolution of Conflicts.

(a) Making a Claim for Indemnification; Officer’s Certificate. A claim for indemnification pursuant to Section 9.2(a) or Section 9.9(a) for any Loss not involving a Third Party Claim (a “Direct Claim”) may be asserted by written notice to Securityholder Representative or Parent, as applicable, in accordance with this Article 9 promptly after any Indemnified Party shall have knowledge of any such Loss; provided, however, that failure to notify the Securityholder Representative or Parent, as applicable, shall not preclude such Indemnified Parties from any indemnification which such Indemnified Party may claim in accordance with this Section 9.4(a), except to the extent that the Securityholder Representative, Indemnifying Holders or Parent, as applicable, suffer actual loss or prejudice or otherwise forfeits rights or defenses by reason of such failure to provide timely notice.

(b) In order for an Indemnified Party to seek recovery of Losses pursuant to this Article 9, an Indemnified Party shall deliver to the Securityholder Representative or Parent, as applicable, an Officer’s Certificate in respect of such claim. The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein). For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual and, in the case of a Company Indemnified Party, the Securityholder Representative) (i) certifying that such Indemnified Party has paid, sustained or otherwise incurred, or reasonably anticipates that it will have to pay, sustain or otherwise incur, Losses for which such Indemnified Party is entitled to indemnification under this Article 9, and the amount of such Losses and reasonably anticipated Losses, and (ii) specifying in reasonable detail (A) the individual items of Losses included in the amount so stated and (B) the basis for indemnification under this Article 9 to which such item of Loss is related and (C) attaching copies of all reasonably procurable written evidence in support of such Losses and basis for indemnification. The Indemnified Party shall cooperate with the Securityholder Representative or Parent, as applicable, in its investigation of any matters set forth in such Officer’s Certificate by giving such information and assistance (including access to premises and personnel and the right to examine and copy any accounts, documents or records in support thereof) as the Securityholder Representative or Parent, as applicable, or any of their respective professional advisors may reasonably request.

(c) Objecting to a Claim for Indemnification.

(i) The Securityholder Representative or Parent, as applicable, may object to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, that, to be effective, such Objection Notice must (A) be delivered to such Indemnified Party at the address on the respective Officer’s Certificate pursuant to Section 11.1 prior to 5:00 p.m. New York time on the [***] following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(ii) To the extent the Securityholder Representative or Parent, as applicable, does not object in writing (as provided in Section 9.4(c)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative or the Parent, as applicable, that the Indemnified Party is entitled to indemnification for the full amount of the Losses set forth in such Officer’s Certificate or, in the case of reasonably anticipated Losses, for the Losses actually incurred by such Indemnified Party in respect thereof(and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”). Within [***] of a claim becoming an

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Unobjected Claim, the Indemnifying Holders shall make the applicable payment to such Indemnified Party, subject to Sections 9.3, 9.4(f) and 9.4(b).

(d) Resolution of Conflicts. In case the Securityholder Representative or Parent, as applicable, timely delivers an Objection Notice in accordance with Section 9.4(c)(i) hereof, the Securityholder Representative, or Parent, as applicable, and the applicable Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative or Parent, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Holder to the Indemnified Parties pursuant to the Settled Claim within [***] of the applicable claim becoming a Settled Claim, subject to Sections 9.3(b), 9.4(f) and 9.4(b). If the Securityholder Representative or Parent, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice shall be resolved pursuant to Section 11.7 (any claims resolved pursuant thereto, “Resolved Claims”).

(e) Payable and Unresolved Claims. A “Payable Claim” means a claim for indemnification of Losses under this Article 9, to the extent that such claim has not yet been satisfied pursuant to Section 9.4(f), that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Losses under this Article 9 specified in any Officer’s Certificate in compliance with Section 9.4(b) to the extent that such claim is not a Payable Claim.

(f) Escrow Amount; Recovery of Losses.

(i) Subject to Sections 9.4(b), 9.4(c), 9.4(d) and 9.4(e) above, by virtue of this Agreement and as partial security for the indemnity obligations provided for in Sections 9.2(a) hereof, subject to the terms of this Agreement, the Parent Indemnified Parties shall have the right, and shall be required, in the manner provided in this Section 9.4(f) to recover the amount of any Losses with respect to which the Parent Indemnified Parties are entitled to indemnification hereunder:

(A) first, by the release from the Escrow Fund until the Escrow Fund has been exhausted;

(B) second, other than with respect to a breach of representations and warranties that are not Fundamental Representations or Special Representations (which Losses may only be deducted from the Escrow Fund under clause (A) above), from the Indemnifying Holders directly or by the offset against any Milestone Consideration not yet paid in accordance with Section 9.4(f)(v) (the “Offset Right”), which shall be based upon the Parent Common Stock Price for any offset against Milestone Consideration payable in shares of Parent Common Stock.

(ii) As promptly as practicable after the date any claim becomes a Payable Claim, payment of the amount of such Payable Claim, ratably in accordance with Section 9.4(f)(i), shall be made to the Indemnified Parties from the Escrow Fund in accordance with Section 9.5(b)(i).

(iii) At the Escrow Release Time, if and to the extent the dollar equivalent (calculated in accordance with Section 9.4(f)(i)) of the Escrow Fund exceeds the aggregate amount of Unresolved Claims as of the Escrow Release Time, then the amount of such excess shall be paid in accordance with Sections 9.4(f)(i), from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Company Securityholders so that each Company Securityholder receives its, his or her Pro Rata Share of such cash representing such excess.

(iv) In the event that as of the Escrow Release Time there shall be any Unresolved Claims for which cash in the Escrow Fund was withheld from distribution under Section 9.4(f)(iv). from and after the Escrow Release Time until such time as the Escrow Fund has been fully depleted

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pursuant to Sections 9.4(f)(i) and 9.4(f)(iii) and the last sentence of this Section 9.4(f)(iv), Parent and the Securityholder Representative shall promptly deliver to the Escrow Agent a joint notice, as each Unresolved Claim becomes resolved as either a Payable Claim or a claim that is not a Payable Claim, of such resolution and either (A) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, such notice shall specify the amount of such Payable Claim, and payment of such amount, ratably in accordance with Section 9.4(f)(i), shall be made to the Indemnified Parties from the Escrow Fund in accordance with Section 9.4(f) and Section 9.5(b)(i), and (B) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim, such notice shall specify the amount of cash withheld from distribution as a result of such Unresolved Claim under Section 9.4(f)(iii). The amount, if any, of cash specified pursuant to the preceding clause (B), together with all other amounts then in the Escrow Fund (i.e., earnings (including interest and dividends) on the Escrow Amount and on any such earnings in accordance with the Escrow Agreement) shall be paid from the Escrow Fund in accordance with Section 9.5(b)(ii) to the Company Securityholders so that each Company Securityholder receives its, his or her Pro Rata Share of such cash.

(v) The parties hereby acknowledge and agree that the obligation of Parent to pay any [***] Milestone Consideration, [***] Milestone Consideration hereunder shall be qualified in its entirety by the right of Parent to set off, subject to the express limitations set forth in this Article 9 and solely on a dollar-for-dollar basis, the amount of any such [***] Milestone Consideration or [***] Milestone Consideration at the time that such [***] Milestone Consideration or [***] Milestone Consideration, as the case may be, becomes payable, by the aggregate amount of any Payable Claims as of the date on which the [***] Milestone Consideration or [***] Milestone Consideration, as the case may be, shall otherwise be payable hereunder and not yet paid or otherwise satisfied, with the remaining portion of such [***] Milestone Consideration or [***] Milestone Consideration, as the case may be, payable to the Company Securityholders in accordance with this Agreement. Such set off for any [***] Milestone Consideration shall be in the form of cash or cash and shares of the Parent Common Stock, as applicable.

9.5 Escrow Arrangements.

(a) Escrow Fund. At the Closing, Parent will deposit the Escrow Amount with the Escrow Agent, without any act of the Company Securityholders, such deposit of the Escrow Amount to be held in escrow by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement and to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement.

(b) Satisfaction of Claims.

(i) If payment is to be made to any Indemnified Party from the Escrow Fund pursuant to Section 9.4(f)(i), Parent and the Securityholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release from the Escrow Fund to the applicable Indemnified Party the amount of cash so payable.

(ii) If payment is to be made to Company Securityholders from the Escrow Fund pursuant to Section 9.4(f)(iii) or the last sentence of Section 9.4(f)(iv), Parent and the Securityholder Representative shall promptly deliver joint written instructions to the Escrow Agent directing the Escrow Agent to release to the applicable Company Securityholders the amount of cash so payable.

9.6 Third Party Claims. If a Parent Indemnified Party becomes aware of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) which such Parent Indemnified Party reasonably believes may, if adversely determined, result in a claim for indemnification by any Parent Indemnified Party pursuant to this Article 9, such Parent Indemnified Party shall notify the Securityholder Representative promptly of such claim in writing, and the Securityholder Representative shall be entitled on behalf of the Company Securityholders,

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at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Such notice by the Parent Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Parent Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Holders of their indemnification obligations, except and only to the extent that the Securityholder Representative or any Indemnifying Holder forfeits rights or defenses by reason of such failure. The Parent Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Securityholder Representative and the Company Securityholders shall not have a right of approval or consent with respect to any such Third Party Claim; provided, that except with the prior written consent of the Securityholder Representative (which may be withheld in Securityholder Representative’s sole discretion), no settlement of any such Third Party Claim with third party claimants shall be determinative of the right of indemnification for Losses in respect of such Third Party Claim under this Article 9 or the amount of Losses relating to such matter. If the Securityholder Representative has consented to any such settlement, the Company Securityholders and the Indemnifying Holders shall have no power or authority to object under any provision of this Article 9 to the amount of such settlement to which the Securityholder Representative expressly consented constituting a Payable Claim. [***].

If the Securityholder Representative (on behalf of any Company Indemnified Party) becomes aware of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Company Third Party Claim”) which the Securityholder Representative reasonably believes may, if adversely determined, result in a claim for indemnification by any Company Indemnified Party pursuant to this Article 9, the Securityholder Representative shall notify Parent promptly of such claim in writing, and the Securityholder Representative shall be entitled on behalf of the Company Indemnified Parties, at their expense, to participate in, but not to determine or conduct, the defense of such Company Third Party Claim. Such notice by the Securityholder Representative shall describe the Company Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Company Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Parent of its indemnification obligations, except and only to the extent that the Parent forfeits rights or defenses by reason of such failure. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Securityholder Representative and the Company Securityholders shall not have a right of approval or consent with respect to any such Company Third Party Claim; provided, that except with the prior written consent of the Securityholder Representative (which may be withheld in Securityholder Representative’s sole discretion), no settlement of any such Company Third Party Claim with third party claimants shall be determinative of the amount of Losses in respect of such Company Third Party Claim under this Article 9 or the right of indemnification for Losses relating to such matter; and provided, further, that Parent shall not, without the prior written consent of the Securityholder Representative (which may be withheld in Securityholder Representative’s sole discretion), settle or compromise any Company Third Party Claim or permit a default or consent to entry of any judgment; provided, however, that the prior written consent of the Securityholder Representative pursuant to the immediately preceding proviso shall not be required if such settlement, compromise or judgement creates no liability or obligation on the part of any such Company Indemnified Party and provides, in customary form, for the unconditional release of any such Company Indemnified Party from all liabilities and obligations in connection with such Company Third Party Claim.

9.7 Securityholder Representative.

(a) By virtue of the approval of this Agreement by the Company Securityholders and without any further action of any of the Company Securityholders or the Company, each Company

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Securityholder irrevocably approves the constitution and appointment of Shareholder Representative Services LLC as the Securityholder Representative, with all the rights, powers and obligations contemplated by this Section 9.7, and any successor Securityholder Representative(s) designated under this Section 9.7, as the sole, exclusive, true and lawful agent, representative and attorney-in-fact, with full power of substitution, for and on behalf of all the Company Securityholders, and each of them, with respect to any and all matters in connection with or arising out of this Agreement or any Related Agreement following the Closing (including in connection with the Escrow Agreement, the Securityholder Representative Engagement Agreement and any other Related Agreement to which the Company is a party), including for purposes of taking any action or omitting to take action on behalf of all the Company Securityholders or each of them hereunder. The powers, immunities and rights to indemnification granted to the Securityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund or any Milestone Consideration. All actions, notices, communications and determinations by or on behalf of the Company Securityholders in accordance herewith shall be given or made by the Securityholder Representative and all such actions, notices, and determinations by the Securityholder Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any and all Company Securityholders and their successors as if expressly confirmed and ratified in writing by the Company Securityholders, and all defenses which may be available to any Company Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived.

(b) Without limiting the generality of the foregoing, from and after the Closing, the Securityholder Representative shall have full power and authority (a) to negotiate and sign all documents in connection with the transactions contemplated hereby, (b) to grant, provide, negotiate and sign all waivers, amendments, consents, instructions and authorizations and to take all other actions or exercise any rights called for under or contemplated by or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments, (c) to prosecute, defend and settle in the Securityholder Representative’s discretion all indemnification disputes (including hiring counsel and other litigation assistance) and all actions for enforcement or defense of Securityholder Representative’s and/or Company Securityholders’ rights and remedies hereunder, including with respect to specific performance under Section 11.6, and (d) to receive all notices, requests and demands that may be made under and pursuant to this Agreement or in connection herewith. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Company Securityholders, except as expressly provided herein, in the Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules. From and after the Closing, Parent shall be entitled to deal exclusively with the Securityholder Representative in respect of any matter arising under this Agreement or any Related Agreement to which the Company is a party and the Company Securityholders shall be bound by all actions taken by the Securityholder Representative in connection with such matters. The Securityholder Representative shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Securityholder or other party.

(c) Should the Securityholder Representative die, become legally incapacitated or bankrupt, dissolve, liquidate, resign or otherwise similarly be unable or unwilling to serve, Company Securityholder(s) representing more than 50% of the Pro Rata Share (the “Stockholders’ Majority”), shall designate in writing to Parent within five (5) Business Days a single Person to replace the deceased or legally incapacitated or resigned or otherwise similarly unable Securityholder Representative as the successor Securityholder Representative hereunder. If at any time there shall not be a Securityholder

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Representative and a Stockholders’ Majority fails to designate in writing a successor Securityholder Representative within five (5) Business Days after receipt of a written request delivered by Parent to the Stockholders’ Majority requesting that a successor Securityholder Representative be designated, then Parent may petition a court of competent jurisdiction to appoint a new Securityholder Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d) At the Closing in accordance with Section 2.14, the Expense Fund shall be deposited into an account designated by the Securityholder Representative and held in accordance with the terms of this Section 9.7(d). The Securityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Expense Fund shall be held by the Securityholder Representative to be used by the Securityholder Representative solely (i) to pay for or reimburse any reasonable Securityholder Representative Expenses incurred by the Securityholder Representative, or to indemnify the Securityholder Representative for any liabilities incurred by the Securityholder Representative, in performing its duties in connection with or arising out of this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Reserve other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Company Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Securityholders. All of the costs and expenses incurred by the Securityholder Representative in connection with this Agreement shall be payable by the Company Securityholders, initially out of the Expense Fund. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will deliver any remaining balance of the Expense Fund to the Parent for further distribution to the Company Securityholders (provided, that amounts payable in respect of Company Options shall be paid to the former holders of Company Options, subject to applicable withholding). For U.S. federal income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.

(e) Certain Company Securityholders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Securityholder Representative Engagement Agreement (such Company Securityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor any of its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group, solely in such Advisory Group members’ capacity as such, (collectively, the “Securityholder Representative Group”) shall be liable to the Company Securityholders for any act done or omitted in connection herewith or any agreements ancillary hereto by the Securityholder Representative or the Advisory Group, respectively, unless caused by, in the case of the Securityholder Representative, the Securityholder Representative’s willful misconduct, bad faith or gross negligence, or in the case of the Advisory Group, such Advisory Group’s willful misconduct, bad faith or gross negligence. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. Parent shall not be liable to the Company Securityholders for any act done or omitted hereunder by the Securityholder Representative.

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(f) The Company Securityholders shall indemnify and defend the Securityholder Representative Group and hold the Securityholder Representative Group harmless against its Pro Rata Share of any loss, liability, deficiency, damage, cost, expense, claim, fee, judgment, fine, amount paid in settlement or actions incurred by the Securityholder Representative and arising out of or in connection with the acceptance, performance or administration of the Securityholder Representative’s duties under this Agreement (including, to the extent applicable, the Escrow Agreement, the Securityholder Representative Engagement Agreement or any other Related Agreement to which the Company is a party), including the reasonable fees and expenses of any legal counsel, accountants, auditors and other advisors and skilled professionals retained by the Securityholder Representative and in connection with seeking recovery from insurers (collectively, the “Securityholder Representative Expenses”), in each case as such Securityholder Representative Expense is suffered or incurred; provided, that in the event that any such Securityholder Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Securityholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. Without limiting any remedy of the Securityholder Representative with respect to such Securityholder Representative Expenses, as aforesaid, the Securityholder Representative shall have recourse, first, against the Expense Fund, second, against any Milestone Consideration or any portion of the Escrow Fund required to be distributed to the Company Securityholders hereunder prior to any distribution thereof to the Company Securityholders, and third, directly from the Company Securityholders; provided, that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

9.8 Tax Treatment. Any payment under Section 2.9(d) or Article 9 of this Agreement shall be treated by the parties for U.S. federal, state, local and non-U.S. income Tax purposes as a purchase price adjustment unless otherwise required by applicable law.

[***]

9.9 Parent Indemnity.

(a) By virtue of the Merger, subject to the provisions of this Article 9, from and after the consummation of the Merger, Parent shall indemnify and hold harmless each Company Securityholder and their respective Affiliates (other than Persons who are Affiliates as a result of holding Company Capital Stock prior to the Effective Time), representatives, successors and permitted assigns (collectively, the “Company Indemnified Parties”) harmless from and against, and shall compensate and reimburse the Company Indemnified Parties for, all Losses incurred by the Company Indemnified Parties, or any of them, to the extent arising under, in connection with or as a result of the following:

(i) any breach of a representation or warranty of Parent or either Merger Sub contained in (A) Article 4 of this Agreement, (B) any Related Agreement or (C) any Parent Certificate; or

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(ii) any Taxes of the Company other than Pre-Closing Taxes.

Article 10

TERMINATION, AMENDMENT AND WAIVER

10.1 [Reserved].

10.2 [Reserved].

10.3 Amendment. This Agreement may be amended at any time prior to the Effective Time by the parties hereto, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, that after any such stockholder adoption of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto. For purposes of resolution of disputes and other matters between any Indemnified Parties and one or more Company Securityholders after the Effective Time under Article 9 or otherwise, it is understood that the Securityholder Representative shall have the authority to bind all the Company Securityholders.

10.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.4, the Company Stockholders agree that any extension or waiver signed by the Securityholder Representative after the Closing shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver. No delay or failure by any party to assert any of its rights or remedies shall constitute a waiver of such rights or remedies.

Article 11

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other parties):

(a) if to Parent or the Surviving Corporation, to:

Intellia Therapeutics, Inc.
40 Erie Street, Suite 130

Cambridge, MA 02139

[***]

with a copy (which shall not constitute notice) to:

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Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
[***]

(b) if to the Company, to:

Rewrite Therapeutics, Inc.
1250 Powell St. Apt 4
Emeryville, CA 94608
[***]

and, if on or before the Closing Date, with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

Three Embarcadero Center, 10th Floor

San Francisco, CA 9411104024
[***]

(c) if to the Securityholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

[***]

with a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

Three Embarcadero Center, 10th Floor

San Francisco, CA 9411104024
[***]

(d) If to a Company Stockholder, to his, her or its address and facsimile on the Spreadsheet.

11.2 Interpretation. Unless a clear contrary intention appears: (a) the singular number shall include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections,” “Annexes” and “Exhibits” are intended to refer to Schedules, Sections, Annexes and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (j) “shall” and “will” are to be interpreted to have the same meaning hereunder;

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and (k) all references to “this Agreement” include this Agreement and all Schedules, Annexes and Exhibits thereto.

11.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) shall be binding to the same extent as an original signature page.

11.4 Entire Agreement; Assignment. This Agreement, the exhibits and annexes hereto, the Company Disclosure Schedule, Schedule I, the other schedules and the Related Agreements and the NDA: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including the Letter of Intent, any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise, except (1) that Parent may assign its rights and delegate its obligations hereunder in their entirety (i) to a successor-in-interest of Parent by reason of merger or consolidation or sale of all or substantially all of the assets of Parent (provided that, as a condition to such assignment, such successor-in-interest shall expressly assume and agree to perform, by written agreement delivered to the Securityholder Representative, all of Parent’s liabilities, obligations and covenants hereunder in full); (ii) to one or more of its wholly owned and controlled Affiliates or (iii) any commercial lender of Parent or its Affiliates as collateral security in any financing transaction involving debt for borrowed money provided that no such assignment shall relieve Parent of any of its liabilities, obligations or covenants hereunder; and (2) any Company Securityholder who is an individual may assign its rights and delegate its obligations hereunder in their entirety on death by will or intestacy.

11.5 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.7 Submission to Jurisdiction; Consent to Service of Process.

(a) Except for a determination of the Closing Net Debt Amount, which shall be resolved exclusively by the Firm pursuant to Section 2.9, all disputes, claims, or controversies arising out of or relating to the Agreement, the Related Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, including claims of Fraud or fraud in the inducement, and including as well the determination of the scope or applicability of this forum selection provision, shall be resolved solely and exclusively in the federal and state courts in each case located in the City of Wilmington in the State of Delaware.

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(b) EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF The federal and state courts in each case located in the City of Wilmington in the State of Delaware IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.1.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11 No Third Party Beneficiary. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article 9 shall also be for the benefit of the Parent Indemnified Parties (with respect to Section 9.2) and the Company Indemnified Parties (with respect to Section 9.9), (ii) Section 6.13, from and after (and subject to the occurrence of) the Effective Time, shall be for the benefit of the D&O Indemnified Parties, and (iii) Section 11.13 shall be for the benefit of each Securityholder Group Law Firm.

11.12 Costs and Expenses. Except as otherwise expressly set forth herein, each party shall each be responsible for its own fees, costs and expenses (including legal and other fees and expenses) in connection with all aspects of the transactions contemplated hereby.

11.13 Conflict Waiver; Attorney-Client Privilege.

(a) Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i) Each of Arnold & Porter Kaye Scholer LLP and Wilson, Sonsini, Goodrich & Rosati LLP has acted as counsel to (A) the Company and (B) the Company Securityholders and the Securityholder Representative (acting on behalf of the Company Securityholders) and their respective Affiliates (collectively, the “Securityholder Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent agrees, and shall cause the Company and Merger Sub to agree, that, following

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consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Arnold & Porter Kaye Scholer LLP (or any successor) and/or Wilson, Sonsini, Goodrich & Rosati LLP (or any successor) (each a “Securityholder Group Law Firm”) shall not preclude either Securityholder Group Law Firm from serving as counsel to the Securityholder Group or any director, member, shareholder, partner, officer or employee of the Securityholder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, any Related Agreement or Certificate or the transactions contemplated hereby or thereby.

(ii) Parent shall not, and shall cause the Company, the Surviving Corporation and the Surviving Corporation not to, seek or have any Securityholder Group Law Firm disqualified from any such representation based on the prior representation of the Company by such Securityholder Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.13 shall not be deemed exclusive of any other rights to which any Securityholder Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Securityholder Group or the Company, on the one hand, and any Securityholder Group Law Firm, on the other hand, and all communication between the Securityholder Group Law Firms (whether or not including the Securityholder Group or the Company), in each case relating to the negotiation, preparation, execution and delivery of this Agreement, any Related Agreement or any Certificate and the performance of the Company or any member of the Securityholder Group of any of its, his or her obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Securityholder Group and shall not pass to or be claimed by Parent, the Company, the Surviving Corporation or the Surviving Corporation (each, a “Parent Group Company”). Accordingly, each Parent Group Company shall not have access to any Privileged Communications or to the files of any Securityholder Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Securityholder Group. Without limiting the generality of the foregoing, from and after the Closing, (i) the Securityholder Group (and not any Parent Group Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and no Parent Group Company shall be a holder thereof, (ii) to the extent that files of any Securityholder Group Law Firm in respect of such engagement constitute property of the client, only the Securityholder Group (and no Parent Group Company) shall hold such property rights and (iii) no Securityholder Group Law Firm shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to any Parent Group Company by reason of any attorney-client relationship between any such Securityholder Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or its Affiliates (including any Parent Group Company), on the one hand, and a third party other than any of the Securityholder Group, on the other hand, Parent and its Affiliates (including any Parent Group Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Parent nor any of its Affiliates (including any Parent Group Company) may waive such privilege without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Parent or any of its Affiliates (including any Parent Group Company) is legally required by governmental order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Parent’s counsel, then Parent shall immediately (and, in any event, within three (3) Business Days) notify Securityholder Representative in writing so that Securityholder Representative can seek a protective order.

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(c) This Section 11.13 is intended for the benefit of, and shall be enforceable by, each Securityholder Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of each Securityholder Group Law Firm.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

INTELLIA THERAPEUTICS, INC

By: /s/ John Leonard
Name: John Leonard
Title: President and Chief Executive Officer

Rewrite Therapeutics, Inc.

By: /s/ Schaked Halperin
Name: Schaked Halperin
Title: CEO

RW Acquisition Corp.

By: /s/ Derek Hicks
Name: Derek Hicks
Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By: /s/ Sam Riffe

Name: Sam Riffe

Title: Managing Director

Signature Page to Agreement and Plan of Merger

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